As filed with the United States Securities and Exchange Commission on May 26, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SKYPEOPLE FRUIT JUICE, INC.

(Name of Registrant as specified in its charter)

Florida	2033	98-0222013
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

SkyPeople Fruit Juice, Inc.

16F, National Development Bank Tower

No. 2 Gaoxin 1st Road, Xi’an, PRC 710075

011-86-29-88377216
(Address and telephone number of principal executive offices and principal place of business)

Hongke Xue

16F, National Development Bank Tower

No. 2 Gaoxin 1st Road, Xi’an, PRC 710075

011-86-29-88377216
(Name address and telephone number of agent for service)

Copies to:

Jeffrey Li

Peter B. Cancelmo

Chelsea Anderson

Garvey Schubert Barer

Flour Mill Building
1000 Potomac Street NW, Suite 200
Washington, D.C. 20007-3501

(202) 965-7880

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	1,561,781	(1)	$2.61	(2)	$4,076,248.41	$472.44

(1)	This registration statement registers for resale by the selling shareholders (i) 862,097 shares of common stock of the registrant, par value $0.001 per share (“Common Stock”), that are issuable upon the exercise of common stock purchase warrants of the registrant issued pursuant to a private placement; (ii) 34,484 shares of Common Stock that are issuable upon the exercise of common stock purchase warrants of the registrant issued to the placement agent’s designees in connection with such private placement; and (iii) 665,200 shares of Common Stock sold to a selling shareholder in a prior private placement. In accordance with Rule 416(a), there also are being registered hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the Nasdaq Global Market on May 23, 2017.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 26, 2017

SKYPEOPLE FRUIT JUICE, INC.

1,561,781 Shares of Common Stock

The selling shareholders identified in this prospectus may offer and sell up to 1,561,781 shares of our common stock issuable upon exercise of warrants issued pursuant to a certain private placement, of which (i) 862,097 shares of common stock of the registrant, par value $0.001 per share (“Common Stock”), are issuable upon the exercise of common stock purchase warrants of the registrant issued pursuant to a private placement (the “Investor Warrants”); (ii) 34,484 shares of Common Stock are issuable upon the exercise of common stock purchase warrants of the registrant issued to the placement agent’s designees in connection with such private placement (the “Agent Warrants,” and together with the Investor Warrants, the “Warrants”); and (iii) 665,200 shares of Common Stock were sold to a selling shareholder in a prior private placement (as adjusted following the Company’s 1-for-8 reverse stock split).

We are not selling any shares of our common stock in this offering and will not receive any proceeds from this offering. However, upon a cash exercise of the Warrants by the selling stockholders, we will receive a per share exercise price of $5.20, before any adjustments as set forth in the Warrants. If the Warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the Warrants. We have agreed to pay certain registration expenses, other than underwriting discounts and commissions.

The selling stockholders may from time to time sell, transfer or otherwise dispose of any or all of their shares of Common Stock in a number of different ways and at varying prices. See “Plan of Distribution” for more information.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock trades on the Nasdaq Global Market under the symbol “SPU.” The closing price of our common stock on the Nasdaq Global Market on May 25, 2017, was $2.71 per share.

Investing in our Common Stock involves significant risks. See “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2017.

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus.  You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date.  It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

As used in this prospectus, “SkyPeople Fruit Juice, Inc.,” the “Company,” “we,” “our” or “us” refers to SkyPeople Fruit Juice, Inc., and its subsidiaries on a consolidated basis, unless otherwise indicated.

Our functional currency is the U.S. Dollar, or USD, while the functional currency of our subsidiaries in China are denominated in Chinese Yuan Renminbi, or RMB, the national currency of the People’s Republic of China, which we refer to as the PRC or China. The functional currencies of our foreign operations are translated into USD for balance sheet accounts using the current exchange rates in effect as of the balance sheet date and for revenue and expense accounts using the average exchange rate during the fiscal year. See Note 2 of the consolidated financial statements included herein.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, is not complete, and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the information presented under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and the consolidated financial statements and the notes thereto and other documents incorporated by reference in this prospectus before making an investment decision.

Overview

We are a holding company incorporated under the laws of the State of Florida. We have five direct wholly-owned subsidiaries: Pacific Industry Holding Group Co., Ltd., (“Pacific”), a company incorporated under the laws of the Republic of Vanuatu, Belkin Foods Holdings Group Co., Ltd., (“Belkin”), a company incorporated under the laws of the British Virgin Island, FullMart Holding Limited (“FullMart”), a company organized under the laws of British Virgin Island, Harmony MN Inc., (“Harmony”), a company organized under the laws of the State of Delaware, and SkyPeople Food Holding Limited (“SkyPeople Food”), company organized under the laws of British Virgin Island. SkyPeople Food holds 100% equity interest of HeDeTang Holding (HK) Ltd. (“HeDeTang Holding (HK)”), a company organized under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), HeDeTang Holding (HK) holds 73.42% of the equity interest of SkyPeople Juice Group Co., Ltd., (“SkyPeople (China)”), a company incorporated under the laws of the PRC. SkyPeople (China) has eight subsidiaries, all limited liability companies organized under the laws of the PRC: (i) Shaanxi Qiyiwangguo Modern Organic Agriculture Co., Ltd. (“Shaanxi Qiyiwangguo”); (ii) Huludao Wonder Fruit Co., Ltd. (“Huludao Wonder”); (iii) Yingkou Trusty Fruits Co., Ltd. (“Yingkou”); (iv) Hedetang Foods Industry (Yidu) Co. Ltd. (“Food Industry Yidu”); (v) SkyPeople (Suizhong) Fruit and Vegetable Products Co., Ltd. (“SkyPeople Suizhong”); (vi) Hedetang Agricultural Plantation (Yidu) Co. Ltd. (“Agricultural Plantation Yidu”); (vii) Xi’an Hedetang Fruit Juice Beverages Co., Ltd. (“Xi’an Hedetang”); and (viii) Xi’an CornucopiaInternational Co., Ltd. (“Xi’an Cornucopia”). Shenzhen TianShunDa Equity Investment Fund Management Co., Ltd. (the “TSD”), a limited liability corporation registered in China, holds another 26.36% of the equity interest of SkyPoeple (China). FullMart holds 100% of equity interest of Hedetang Holdings (Asia Pacific) Ltd. (“Hedetang Holdings (Asia Pacific)”), a company organized under the laws of Hong Kong. Hedetang Holdings (Asia Pacific) holds 100% of the equity interest of Hedetang Holding Group Co. Ltd., (“Hedetang Holding”), a company incorporated under the laws of the PRC, which holds 100% of Hedetang Foods Industry (Xi’an) Co. Ltd., (“Food Industry Xi’an”), a company incorporated under the laws of the PRC. Food Industry Xi’an has nine subsidiaries: (i) SkyPeople Suizhong; (ii) Food Industry Yidu; (iii) Hedetang Food Industry (Jingyang) Co. Ltd. (“Fruit Industry Jingyang”); (iv) Hedetang Foods Industry (Zhouzhi) Co. Ltd. (“Foods Industry Zhouzhi”); (v) Shaanxi Guo Wei Mei Kiwi Deep Processing Co., Ltd. (“Guo Wei Mei”); (vi) Hedetang Agricultural Plantations (Yidu) Co., Ltd (“Agricultural Plantations Yidu”); (vii) Hedetang Agricultural Plantations (Mei County) Co., Ltd (“Agricultural Plantations Mei County”); (viii) Hedetang Farm Products Trading Market (Mei County) Co., Ltd (“Trading Market Mei County”); and (ix) Hedetang Farm Products Trading Market (Yidu) Co., Ltd (“Trading MarketYidu”). Belkin holds 100% of the equity interest of Future World Trading (Hong Kong) Limited (“Future World Trading (HK)”), a company organized under the laws of Hong Kong. Future World Trading (HK) holds 100% of the equity interest of Hedetang Foods (China) Ltd. (“Hedetang Foods (China)”), and Hedetang Foods (China) holds 55% of the equity interest of Xi’an Hedetang E-commerce Co. Ltd. (“Hedetang E-commerce”), a company incorporated under the laws of the PRC. Xi'an Ri Ying Financial Management Limited holds the remaining 45% of the equity interest of Hedetang E-commerce.

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Products and Market

Through our indirect subsidiaries in the PRC, we are engaged in the production and sale of (1) fruit juice concentrates (including fruit purees, concentrated fruit purees and concentrated fruit juices); (2) fruit beverages (including fruit juice beverages and fruit cider beverages); and (3) other fruit-related products (including primarily organic and non-organic fresh fruits, dried fruit, preserved fruit, fructose) in and from the PRC.

We were recognized and certified as the Leading Agricultural Commercialization Enterprise of Shaanxi Province by Shaanxi Agricultural Bureau in March 2016. In November 2016, we were recognized and certified as the Star Enterprise in Agricultural Industrialization in Shaanxi province, China. In December 2016, we were awarded the title of The Demonstration Enterprise in Industrial Convergence Innovation. Our Company was granted an AA level Certificate of the Standard and Good Conduct Enterprise by the Standardization Administration of China (“SAC”) in April 2015, and a Best Small and Middle Enterprises by Forbes China in 2011. Our concentrated pear juice and concentrated kiwi juice were awarded the Most Famous Products in Shaanxi Province by the People’s Government of Shaanxi in February 2012. The certificate was renewed in 2014; the period of validity of new certificate is from December 2015 to December 2017. Our fruit juice concentrates, which primarily include apple, pear and kiwi, are sold to domestic customers and exported directly or via distributors to customers in Asia, North America, Europe, Russia and the Middle East. Our Hedetang branded fruit juice concentrates were awarded the Famous Brand in Shaanxi Province by the Shaanxi Government in February 2015. This award will expire in December 2017. We sell our Hedetang branded bottled fruit beverages domestically, primarily to supermarkets in the PRC. Our brand name “Hedetang” was awarded the Most Famous Brand in Shaanxi Province by the Shaanxi Administration Bureau for Industry and Commerce, and this award will expire in December 2018.

Our Huludao Wonder operation, a subsidiary which produces concentrated apple juice, suffered continued operating losses in the three fiscal years ended December 31, 2016 and the cash flows were minimal during the same three fiscal years. Thus, in December 2016, we established a restructuring plan to close our Huludao Wonder operation.

Specialty fruit juices, or “small breed” fruit juices, are juices squeezed from fruits that are grown in relatively small quantities such as kiwi juice, mulberry juice, turnjujube juice and pomegranate juice. Currently, our specialty juice beverage offerings include pear juice, kiwi juice and mulberry juice. At the end of 2016, we possessed 21 patents and proprietary technologies in the processing technology of specialty fruit juice and gained a number of honors and qualifications in the fruit juice industry.

We intend to complete our current construction in progress, which will help to further diversify our business to reduce market risk, and also expand our distribution channel of fruit juice beverages to meet increasing customer demand.

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Organizational Structure

Our current organizational structure is set forth in the diagram below:

(1) Xi’an Qinmei Food Co., Ltd., an entity not affiliated with the Company, owns the remaining 8.85% of the equity interest in Shaanxi Qiyiwangguo.

(2) Formerly known as Shaanxi Tianren Organic Food Co. Ltd.

(3) Hedetang Foods Industry (Yidu) Co., Ltd., formerly known as SkyPeople Juice Group Yidu Orange Products Co., Ltd., was established on March 13, 2012. Its scope of business includes deep processing and sales of oranges.

(4) Hedetang Agricultural Plantations (Yidu) Co., Ltd., formerly known as Hedetang Fruit Juice Beverages (Yidu) Co., Ltd., was established on March 13, 2012. Its scope of business includes the planting, acquisition and sales of vegetables, fruits, flowers, farm products; fresh fruit picking; research, training and promotion of planting and breeding technology.

(5) SkyPeople (Suizhong) Fruit and Vegetable Products Co., Ltd. was established on April 26, 2012. Its scope of business includes the initial processing, quick-frozen and sales of agricultural products and related by-products.

(6) Hedetang Farm Products Trading Market (Mei County) Co., Ltd., formerly known as SkyPeople Juice Group (Mei County) Kiwi Fruit and Farm Products Trading Market Co., Ltd. (“Kiwi Fruit & Farm Products”) was established on April 19, 2013. Its scope of business includes preliminary processing of agricultural and subsidiary products, establishment of trading market for agriculture products, and similar activities.

(7) Shaanxi Guo Wei Mei Kiwi Deep Processing Co., Ltd. was established on April 19, 2013. Its scope of business includes producing kiwi fruit juice, kiwi puree, cider beverages, and similar products.

(8) Xi’an Hedetang Fruit Juice Beverages Co., Ltd. (“Xi’an Hedetang”) was established on March 31, 2014. Its scope of business includes the production and sales of fruit juice beverages.

(9) Xi’an Cornucopia International Co., Ltd. (“Cornucopia”) was established on July 2, 2014. Its scope of business includes the retail and wholesale of pre-packaged food.

(10) Shaanxi Fruitee Fun Co., Ltd. (“Fruitee Fun”) was established on July 3, 2014. Its scope of business includes retail and wholesale of pre-packaged food. Shaanxi Fruitee Fun Co., Ltd. (also known as Shaanxi Guoweiduomei Beverage Co., Limited) changed its name to Hedetang Foods Industry (Xi'an) Co., Ltd. (“Foods Industry Xi'an”) on July 5, 2016.

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(11) Hedetang Holding Group Co., Ltd., formerly known as Hedetang Holding Co., Ltd. (“Hedetang Holding”) was established on July 21, 2014. Its scope of business includes corporate investment consulting, corporate management consulting, corporate imagine design and corporative marketing planning.

(12) The Company acquired Huludao Wonder Co. Ltd. (“Huludao”) on June 10, 2008. Its scope of business mainly includes the manufacture and sale of concentrated fruit juice and fruit juice beverages.

(13) The Company acquired Yingkou Trusty Fruits Co., Ltd. (“Yingkou”) on November 25, 2009. Its scope of business mainly includes the manufacture of concentrated fruit juice.

(14) Hedetang Foods Industry (Jingyang) Co., Ltd. was established on June 7, 2016. Its scope of business includes processing, storage and sales of farm products, fruits, tea and snacks; and research and promotion of processing technology of organic agriculture, fruit industry and agricultural products.

(15) Hedetang Farm Products Trading Market (Yidu) Co., Ltd. was established on March 23, 2016. Hedetang Farm Products Trading Market (Yidu) Co., Ltd. changed its name to Hedetang Foods Industry (Yichang) Co., Ltd. on May 15, 2017. Its scope of business includes construction, operation, and property management of a farm products trading market; e-commerce service of farm products; and construction and operation management of e-commerce information platform.

(16) Xi’an Hedetang E-Commerce Co., Ltd. was established on April 21, 2016. Its scope of business includes online sales of pre-packaged foods and bulk foods.

(17) The company acquired Hedetang Foods (China) Co., Ltd. (“Hedetang Foods China”) on May 18, 2016 through the acquisition of Belking Foods Holdings Group Co., Ltd., the 100% indirect shareholder of Hedetang Foods China, on the same date. The scope of business of Hedetang Foods China includes wholesale and retail of foods and beverages; import and export trade of fruit, vegetables, dried fruit; packaging; logistics and distribution; online sales; and business management consulting services.

(18) Hedetang Agricultural Plantations (Mei County) Co., Ltd. was established on September 2nd, 2016. Its scope of business includes the planting, acquisition and sales of vegetables, fruits, flowers, Chinese herbal medicine, farm products; fresh fruit picking; research, training and promotion of planting and breeding technology, development and training of E-commerce and online sales of agricultural and sideline products.

(19) Hedetang Foods Industry (Zhouzhi) Co., Ltd. was established on November 29, 2016. Its scope of business includes production, processing and sales of f kiwifruit wine, juice, puree and beverages; the storage and sales of fresh fruits; and import and export of a variety of products and technology.

(20) Future World Trading (Hong Kong) Limited (“Future World Trading (HK)”) was established on July 27, 2016, formerly known as SkyPeople International Trading (HK) Limited. It mainly engages in the import and export of food products.

(21) Xi’an RiYing Financial Management Co. Ltd (“Xi’an RiYing”) was established on January 21, 2014. Its main business scope includes financial consulting for NEEQ listed companies, M&A and reorganization planning, strategic planning for enterprise development, industrial competition analysis, financial tax planning, equity incentive system and market value management.

Corporate History

We were initially incorporated in 1998 in Florida as Cyber Public Relations, Inc. for the purpose of providing internet electronic commerce consulting services to small and medium sized businesses and did not have any material operations or revenue. On January 21, 2004, we purchased all of the outstanding share capital of Environmental Technologies, Inc., (“Environmental Technologies”), a Nevada corporation, in exchange for approximately 29,051 shares of the Company’s common stock (“Common Stock”). As a result, Environmental Technologies became our wholly-owned subsidiary and the Environmental Technologies shareholders acquired approximately 97% of our issued and outstanding Common Stock. We changed our name to Entech Environmental Technologies, Inc.

After our acquisition of Environmental Technologies, we operated through our wholly-owned subsidiary, H.B. Covey, Inc., (“H.B. Covey”), a business providing construction and maintenance services to petroleum service stations in the southwestern part of the United States and installation services for consumer home products in Southern California. In July 2007, we entered into and consummated a Stock Sale and Purchase Agreement pursuant to which we sold H.B. Covey.

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We were a shell company with no significant business operations after we sold H.B. Covey. As a result of the consummation of a reverse merger transaction, on February 26, 2008 we ceased being a shell company and became an indirect holding company for SkyPeople (China) through Pacific. In May 2008, we changed our name to SkyPeople Fruit Juice, Inc.

On June 10, 2008, we acquired Huludao Wonder from Shaanxi Hede Investment Management Co., Ltd., (“Hede”), for a total purchase price of RMB 48,250,000, or approximately $6,308,591, based on the exchange rate on June 1, 2007. The payment was made through the offset of related party receivables. Prior to that, we operated our apple concentrate business out of the facilities of Huludao Wonder under a one-year lease agreement with Hede.

On June 17, 2009, we incorporated a new Delaware corporation called Harmony to be a wholly owned subsidiary of the Company with offices initially in California to act as a sales company for the Company. The total number of shares of capital stock that Harmony has authority to issue is 3,000 shares, all of which are Common Stock with a par value of $1.00 per share. On June 20, 2009, HMN was registered in the State of California to transact business in such state. HMN has not yet commenced operations and the Company plans to close down this dormant subsidiary.

On November 25, 2009, we acquired Yingkou for a purchase price of RMB 22,700,000 (or $3,325,569 based on the exchange rate of December 31, 2009), pursuant to the Stock Purchase Agreement that SkyPeople (China) entered into with Shaanxi Boai Pharmaceutical & Scientific Development Co., Ltd. (“Shaanxi Boai”, formerly known as “Xi’an Dehao Investment & Consultation Co., Ltd.”), on November 18, 2009. Yingkou commenced operating activities in the fourth quarter of 2010.

On March 13, 2012, we established Foods Industry Yidu (formerly known as SkyPeople Juice Group Yidu Orange Products Co., Ltd.) to engage in the business of deep processing and sales of oranges.

On March 13, 2012, we established Agricultural Plantations Yidu, (formerly known as Hedetang Fruit Juice Beverages (Yidu) Co., Ltd.) to engage the business of production and sales of fruit juice beverages.

On April 26, 2012 we established SkyPeople Suizhong to engage in the business of initial processing, quick-frozen and sales of agricultural products and related by-products.

On May 28, 2012, we acquired Hededetang Holdings (Asia-Pacifc) to engage in the store and sales of pre-packed foods, production and sales of fruit juice beverages through its controlling of its subsidiaries.

On April 19, 2013, we established Trading Market Mei County (formerly known as SkyPeople Juice Group (Mei County) Kiwi Fruit and Farm Products Trading Market Co., Ltd.) to engage in preliminary processing of agricultural and subsidiary products, the establishment of trading market and similar activities.

On April 19, 2013, we established Guo Wei Mei to engage in the business of producing kiwi fruit juice, kiwi puree and cider beverages, and similar products.

On March 31, 2014, we established Xi’an Hedetang to engage in the business of production and sales of fruit juice beverages.

On July 2, 2014, we established Xi’an Cornucopia to engage in the business of the retail and wholesale of pre-packaged food.

On July 3, 2014, we established Foods Industry Xi’an (formerly known as Shaanxi Fruitee Fun Co., Ltd.) to engage in the business of the retail and wholesale of pre-packaged food.

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On July 21, 2014, we established Hedetang Holding to engage in the business of the retail and wholesale of pre-packaged food, research and development regarding pre-packaged food, bio-tech, machinery and packages, export of manufactured products and technology, business consulting and marketing planning.

On October 16, 2015, SkyPeople signed a Share Purchase Agreement with Skypeople International Holdings Group Limited to sell 5,321,600 shares of its common stock at $1.50 per share to Skypeople International Holdings Group Limited. The purchase price of $7,928,400 was paid by the cancellation of the loan from Skypeople International Holdings Group Limited to Skypeople under the loan agreement dated February 18, 2013, and renewed on February 18, 2014, in its principle amount. The remaining loan amount and interest owed was paid in cash.

On November 16, 2015, Agricultural Plantations Yidu (formerly known as Hedetang Fruit Juice Beverages (Yidu) Co., Ltd.) signed a construction agreement with China Yi Ye Group Co. Ltd. to engage China Yi Zhi Group Co. Ltd. to establish an orange comprehensive deep processing zone in Yidu. On November 23, 2015, construction began on the agricultural products trading market. The Company plans to finish the construction of the office building, R&D center, fruit juice production facility, cold storage and other areas in the second quarter of 2017, and construction on the distribution center is planned to be completed by the last quarter of 2017.

The Yidu project includes the establishment of one orange comprehensive utilization deep processing zone (the “deep processing zone”), including:

a) one 45 ton/hour concentrated orange juice and byproduct deep processing production line;

b) one bottled juice drink production line with a capacity to produce 6,000 glass bottles per hour;

c) one storage freezer facility with a capacity to store 20,000 tons of concentrated orange juice; and

d) general purpose facilities within the zone, office space, general research and development facilities, service area, living quarters and other ancillary support areas.

On March 11, 2016, SkyPeople China entered into a Share Transfer Agreement and a Capital Contribution (the “Agreements”) with Shenzhen TianShunDa Equity Investment Fund Management Co., Ltd. (the “TSD”), a limited liability corporation registered in China. Pursuant to the Agreements, TSD shall acquire 112,809,100 shares of SkyPeople China from SkyPeople HK and shall make a total capital contribution RMB 131,761,028.80 (approximately $20,270,928) to SkyPeople China, which is calculated based upon 8 times of SkyPeople China’s net profit per share for 2014 (about RMB 0.146 per share) multiplied by 112,809,100 shares. On March 18, 2016, TSD made a capital contribution of RMB 112,809,100 out of the RMB 131,761,029 (the “Capital Contributions”) as payment for the outstanding capital contribution due to SkyPeople China by SkyPeople HK. On May 9, 2016, TSD made a capital contribution of the remaining RMB 18,951,929 (approximately $2,915,681) as an additional capital contribution to SkyPeople China, which was deposited into SkyPeople China’s capital surplus account. Following SkyPeople China’s receipt of the full Capital Contributions, the shares were transferred, resulting in TSD owning 112,809,100 shares, or 26.36%, of SkyPeople China.

On March 23, 2016, we established Trading Market Yidu to construct, operate, and manage property of the farm products trading market.

On April 21, 2016, we established Hedetang E-Commerce Co., Ltd. to sale pre-packaged foods and bulk foods online.

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On May 18, 2016, we acquired Hedetang Foods China through the acquisition of Belkin to wholesale and retail of foods and beverages, import and export fruit, vegetables and dried fruit.

On June 7, 2016, we established Foods Industry Jingyang to engage in the business of processing, storage and sales of farm products, fruits, tea and snacks. This company has not commenced operations as of this report date.

On September 2, 2016, we established Agricultural Plantations Mei County to plant, acquire and sale vegetables, fruits, flowers, Chinese herbal medicine and other farm products.

On November 4, 2016, we acquired Future World Trading (HK) to engage in the import and export of food products.

On November 28, 2016, we acquired SkyPeople Foods to engage in the production and sale of foods and beverages through its subsidiaries.

On November 29, 2016, we established Foods Industry Zhouzhi to produce, process and sale kiwifruit wine, juice, puree and beverages. This company has not commenced operations as of this report date.

On November 30, 2016, we acquired FullMart to engage in foods trading business through its subsidiaries.

In December 2016, we established a restructuring plan to close our Hudludao Wonder operation.

Our Offices

Our principal executive office is located at 16F, National Development Bank Tower No. 2, Gaoxin 1st Road, Xi’an, PRC 710075, tel. 86-29-88377161. Our agent for service of process in the United States is CT Corporation, located at 818 West Seventh Street, Los Angeles, CA 90017.

Other Information

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2016. For instructions on how to find copies of these documents, please see the section titled “Incorporation of Certain Information by reference” beginning on page 66 of this prospectus.

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THE OFFERING

Common stock offered by selling shareholders	Up to 1,561,781 shares, of which (i) 862,097 shares of common stock of the registrant, par value $0.001 per share (“Common Stock”), are issuable upon the exercise of common stock purchase warrants of the registrant issued pursuant to a private placement concurrently with our registered direct offering on April 12, 2017 (the “Investor Warrants”); (ii) 34,484 shares of Common Stock that are issuable upon the exercise of common stock purchase warrants of the registrant issued to the placement agent’s designees in connection with such private placement (the “Agent Warrants,” and together with the Investor Warrants, the “Warrants”); and (iii) 665,200 shares of Common Stock sold to a selling shareholder in a prior private placement, dated October 26, 2015 (as adjusted following the Company’s 1-for-8 reverse stock split).

Common stock to be outstanding after the offering	Up to 5,173,187 shares.

Exercise prices, conditions and terms Use of proceeds

The Warrants will be exercisable beginning on the six month anniversary of the date of issuance at an initial exercise price of $5.20 per share. The Investor Warrants will expire on the five and a half year anniversary of the date of issuance and the Agent Warrants will expire on April 12, 2022.

We will not receive any proceeds from the sale of shares of our Common Stock by the selling stockholders in this offering. See “Use of Proceeds” for a complete description.

Nasdaq Global Market ticker symbol	SPU

Risk Factors	Investing in our Common Stock involves a high degree of risk. You should carefully review and consider the “Risk Factors” beginning on page 9 of this prospectus, which incorporates by reference risk factors set forth in our most recent Annual Report on Form 10-K.

The number of shares of our common stock outstanding after the offering is based on 5,173,187 shares of our common stock outstanding as of May 24, 2017, which excludes 896,581 shares of our Common Stock issuable upon exercise of the Warrants outstanding as of May 24, 2017. The Warrants will not be exercisable until October 18, 2017.

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RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider each of the risk factors set forth in our most recent Annual Report on Form 10-K, which was filed with the SEC on April 17, 2017, and as may be updated from time to time by our Quarterly Reports on Form 10-Q and other SEC filings filed after such annual report, and future filings with the SEC, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our common stock could decline materially and you could lose all or part of your investment.

The risks we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows, results of operations and prospects.

Risks Related to Our Business

We may not be able to effectively control and manage our growth, and a failure to do so could adversely affect our operations and financial condition.

Our revenue increased significantly from 2006 to 2010 and from 2012 to 2014, but decreased in 2015 and 2016. If our business and markets experience significant growth, we will need to expand our business to maintain our competitive position. We may face challenges in managing and financing expansion of our business, facilities and product offerings, including challenges relating to integration of acquired businesses and increased demands on our management team, employees and facilities. Failure to effectively deal with increased demands on us could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies. Other challenges involved with expansion, acquisitions and operation include:

●	unanticipated costs;

●	the diversion of management’s attention from other business concerns;

●	potential adverse effects on existing business relationships with suppliers and customers;

●	obtaining sufficient working capital to support expansion;

●	expanding our product offerings and maintaining the high quality of our products;

●	continuing to fill customers’ orders on time;

●	maintaining adequate control of our expenses and accounting systems;

●	successfully integrating any future acquisitions; and

●	anticipating and adapting to changing conditions in the fruit juice and beverage industry, whether from changes in government regulations, mergers and acquisitions involving our competitors, technological developments or other economic, competitive or market dynamics.

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Even if we obtain benefits of expansion in the form of increased sales, there may be delay between the time when the expenses associated with an expansion or acquisition are incurred and the time when we recognize such benefits, which could negatively affect our earnings.

Our revenue and profitability are heavily dependent on prevailing prices for our products and raw materials, and if we are unable to effectively offset cost increases by adjusting the pricing of our products, our margins and operating income may decrease.

As a producer of commodities, our revenue, gross margins and cash flows from operations are substantially dependent on the prevailing prices we receive for our products and the cost of our raw materials, neither of which we control. The factors influencing the sales price of concentrated fruit juice include the supply price of fresh fruit, supply and demand of our products in international and domestic markets and competition in the fruit juice industry.

The price of our principal raw materials, fresh fruit, is subject to market volatility as a result of numerous factors including, but not limited to, general economic conditions, governmental regulations, weather, transportation delays and other uncertainties that are beyond our control. Due to such market volatility, we generally do not, nor do we expect to, have long-term contracts with our fresh fruit suppliers. Other significant raw materials used in our business include packing barrels, pectic enzyme, amylase and auxiliary materials such as coal, electricity and water. Prices for these items may be volatile as well and we may experience shortages in these items from time to time. As a result, we cannot guarantee that the necessary raw materials to produce our products will continue to be available to us at prices currently in effect or acceptable to us. In the event raw material prices increase materially, we may not be able to adjust our product prices, especially in the short term, to recover such cost increases. If we are not able to effectively offset these cost increases by adjusting the price of our products, our margins will decrease and earnings will suffer accordingly.

Weather and other environmental factors affect our raw material supply and a reduction in the quality or quantity of our fresh fruit supplies may have material adverse consequences on our financial results.

Our business may be adversely affected by weather and environmental factors beyond our control, such as adverse weather conditions during the growing or squeezing seasons. A significant reduction in the quantity or quality of fresh fruit harvested resulting from adverse weather conditions, disease or other factors could result in increased per unit processing costs and decreased production, with adverse financial consequences to us.

We sell our products primarily through distributors and delays in delivery or poor handling by distributors may affect our sales and damage our reputation.

We primarily sell our products through our distributors and rely on these distributors for the distribution of our products. These distributors are not obligated to continue to sell our products. Any disruptions in our relationships with our distributors could cause interruption to the supply of our products to retailers, which would harm our revenue and results of operations. In addition, delivery disruptions may occur for various reasons beyond our control, including poor handling by distributors or third party transport operators, transportation bottlenecks, natural disasters and labor strikes, and could lead to delayed or lost deliveries. Some of our products are perishable and poor handling by distributors and third party transport operators could also result in damage to our products that would make them unfit for sale. If our products are not delivered to retailers on time, or are delivered damaged, we may have to pay compensation, we could lose business and our reputation could be harmed.

Because we experience seasonal fluctuations in our sales, our quarterly results will fluctuate and our annual performance will depend largely on results from our first and fourth quarters.

Our business is highly seasonal, reflecting the harvest season of our primary source fruits from July or August of a year to April the following year. Typically, a substantial portion of our revenue is earned during our first and fourth quarters. We generally experience lower revenue during our second and third quarters. Generally, sales in the first and fourth quarters accounted for approximately 65% to 72% of our revenue of the whole year. If sales in our first and fourth quarters are lower than expected, our operating results would be adversely affected and it would have a disproportionately large impact on our annual operating results.

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If we are unable to gain market acceptance or significant market share for the new products we introduce, our results of operations and profitability could be adversely impacted.

Our future business and financial performance depends, in part, on our ability to successfully respond to consumer preferences by introducing new products and improving existing products. We cannot guarantee that we will be able to gain market acceptance or significant market share for our new products. Consumer preferences change, and any new products that we introduce may fail to meet the particular tastes or requirements of consumers, or may be unable to replace their existing preferences. Our failure to anticipate, identify or react to these particular tastes or changes could result in reduced demand for our products, which could in turn cause us to be unable to recover our development, production and marketing costs, thereby leading to a decline in our profitability.

The development and introduction of new products is key to our expansion strategy. We incur significant development and marketing costs in connection with the introduction of new products. Successfully launching and selling new products puts pressure on our sales and marketing resources, and we may fail to invest sufficient funds in order to market and sell a new product effectively. If we are not successful in marketing and selling new products, our results of operations could be materially adversely affected.

Economic conditions have had and may continue to have an adverse effect on consumer spending on our products.

The worldwide economy has not yet fully recovered from a recession, which has reduced discretionary income of consumers. The adverse effect of a sustained international economic downturn, including sustained periods of decreased consumer spending, high unemployment levels, declining consumer or business confidence and continued volatility and disruption in the credit and capital markets, will likely result in reduced demand for our products as consumers turn to less expensive substitute goods or forego certain purchases altogether. To the extent the international economic downturn continues or worsens, we could experience a reduction in sales volume. If we are unable to reduce our operating costs and expenses proportionately, many of which are fixed, our results of operations would be adversely affected.

Concerns over food safety and public health may affect our operations by increasing our costs and negatively impacting demand for our products.

We could be adversely affected by diminishing confidence in the safety and quality of certain food products or ingredients. As a result, we may elect or be required to incur additional costs aimed at increasing consumer confidence in the safety of our products. For example, a crisis in the PRC over melamine contaminated milk in 2008 has adversely impacted Chinese food exports since October 2008, as reported by the Chinese General Administration of Customs, although most foods exported from the PRC were not significantly affected by the melamine contamination. In addition, our concentrated fruit juices exported to foreign countries must comply with quality standards in those countries. Our success depends on our ability to maintain the quality of our existing and new products. Product quality issues, real or imagined, or allegations of product contamination, even if false or unfounded, could tarnish the image of our brands and may cause consumers to choose other products.

We face increasing competition from both domestic and foreign companies, and any failure by us to compete effectively could adversely affect our results of operations.

The juice beverage industry is highly competitive, and we expect it to continue to become even more competitive. Our ability to compete in the industry depends, to a significant extent, on our ability to distinguish our products from those of our competitors by providing high quality products at reasonable prices that appeal to consumers’ tastes and preferences. There are currently a number of well-established companies producing products that compete directly with ours. Some of our competitors may have been in business longer than we have, may have substantially greater financial and other resources than we have and may be better established in their markets. We anticipate that our competitors will continue to improve their products and introduce new products with competitive price and performance characteristics.

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We cannot guarantee that our current or potential competitors will not provide products comparable or superior to those we provide or adapt more quickly than we do to evolving industry trends or changing market requirements. It is also possible that there will be significant consolidation in the juice beverage industry among our competitors, and alliances may develop among competitors. These alliances may rapidly acquire significant market share, and some of our distributors may commence production of products similar to those we sell to them. Increased competition may result in price reductions, reduced margins and loss of market share, any of which could materially adversely affect our profit margins. We cannot guarantee that we will be able to compete effectively against current and future competitors. Aggressive marketing or pricing by our competitors or the entrance of new competitors into our markets could have a material adverse effect on our business, results of operations and financial condition.

We may engage in future acquisitions involving significant expenditures of cash, the incurrence of debt or the issuance of stock, all of which could have a materially adverse effect on our operating results.

As part of our business strategy, we review acquisition and strategic investment prospects that we believe would complement our current product offerings, augment our market coverage, enhance our technological capabilities or otherwise offer growth opportunities. From time to time, we review investments in new businesses and we expect to make investments in, and to acquire, businesses, products or technologies in the future. In the event of any future acquisitions, we may expend significant cash, incur substantial debt and/or issue equity securities and dilute the percentage ownership of current shareholders, all of which could have a material adverse effect on our operating results and the price of our Common Stock. We cannot guarantee that we will be able to successfully integrate any businesses, products, technologies or personnel that we may acquire in the future, and our failure to do so could have a material adverse effect on our business, operating results and financial condition.

We require various licenses and permits to operate our business, and the loss of or failure to renew any or all of these licenses and permits could materially adversely affect our business.

In accordance with PRC laws and regulations, we have been required to maintain various licenses and permits in order to operate our business at the relevant manufacturing facilities including, without limitation, industrial product production permits. We are required to comply with applicable hygiene and food safety standards in relation to our production processes. Our premises and transportation vehicles are subject to regular inspections by the regulatory authorities for compliance with the Detailed Rules for Administration and Supervision of Quality and Safety in Food Producing and Processing Enterprises. Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our production activities, which could disrupt our operations and adversely affect our business.

Governmental regulations affecting the import or export of products could negatively affect our revenue.

The United States and various other governments have imposed controls, export license requirements and restrictions on the export of some of our products. Governmental regulation of exports, or our failure to obtain required export approval for our products, could harm our international sales and adversely affect our revenue and profits. In addition, failure to comply with such regulations could result in penalties, costs and restrictions on export privileges. Additionally, the new U.S. presidential administration has indicated that it may seek changes to or withdraw the United States from various international treaties and trade arrangements. Uncertainty regarding policies affecting global trade may make it difficult for our management to accurately forecast our business, and increases in the duties, tariffs and other charges imposed on our products by the United States or other countries in which on our products are sold, or other restraints on international trade, could negatively affect our business and the results of our operations.

We do not presently maintain product liability insurance, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance. Product liability claims and lawsuits in the PRC generally are still rare, unlike in some other countries. Product liability exposures and litigation, however, could become more commonplace in the PRC. Moreover, we have product liability exposure in countries in which we sell our products, such as the United States, where product liability claims are more prevalent. As we expand our international sales, our liability exposure will increase.

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We may be required from time to time to recall products entirely or from specific copackers, markets or batches. Although historically we have not had any recall of our products, we cannot guarantee that circumstances or incidents will not occur that will require us to recall our products. We do not maintain recall insurance. In the event we experience product liability claims or a product recall, our business operations and financial condition could be materially adversely affected.

Our business and operations may be subject to disruption from work stoppages, terrorism or natural disasters.

Our operations may be subject to disruption for a variety of reasons, including work stoppages, acts of war, terrorism, pandemics, fire, earthquake, flooding or other natural disasters. If a major incident were to occur in either of the regions where our facilities or main offices are located, our facilities or offices or those of critical suppliers could be damaged or destroyed. Such a disruption could result in a reduction in available raw materials, the temporary or permanent loss of critical data, suspension of operations, delays in shipment of products and disruption of business generally, which would adversely affect our revenue and results of operations.

Our success depends substantially on the continued retention of certain key personnel and our ability to hire and retain qualified personnel in the future to support our growth.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. While we depend on the abilities and participation of our current management team generally, we rely particularly upon Mr. Hongke Xue, our chief executive officer (“CEO”); Mr. Yongke Xue, a member of the Company’s Board of Directors (the “Board”); and Mr. Hanjun Zheng, our interim chief financial officer (“CFO”). The loss of the services of Messrs. Hongke Xue, Yongke Xue or Hanjun Zheng for any reason could significantly adversely impact our business and results of operations. Competition for senior management and senior technology personnel in the PRC is intense and the pool of qualified candidates is very limited. Accordingly, we cannot guarantee that the services of our senior executives and other key personnel will continue to be available to us, or that we will be able to find a suitable replacement for them if they were to leave.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002, (“Sarbanes-Oxley”). Our senior management does not have experience managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may be unable to implement programs and policies in an effective and timely manner or that adequately respond to the increased legal, regulatory and reporting requirements associated with being a publicly traded company. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties, distract our management from attending to the management and growth of our business, result in a loss of investor confidence in our financial reports and have an adverse effect on our business and stock price.

As a public company, we are obligated to maintain effective internal controls over financial reporting. Our internal controls may be determined not to be effective, which may adversely affect investor confidence in us and, as a result, decrease the value of our Common Stock.

The PRC has not adopted management and financial reporting concepts and practices similar to those in the United States. We may have difficulty in hiring and retaining a sufficient number of qualified finance and management employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing and maintaining accounting and financial controls, collecting financial data, budgeting, managing our funds and preparing financial statements, books of account and corporate records and instituting business practices that meet investors’ expectations in the United States.

Rules adopted by the SEC, or the Commission, pursuant to  Sarbanes-Oxley Section 404 require annual assessment of our internal controls over financial reporting. This requirement first applied to our annual report on Form 10-K for the fiscal year ended December 31, 2008. The standards that must be met for management to assess the internal controls over financial reporting as effective are relatively new and complex, and they require significant documentation, testing and possible remediation to meet the detailed standards. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which could harm our business and cause the price of our Common Stock to decline.

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We may need additional capital to fund our future operations and, if it is not available when needed, we may need to reduce our planned development and marketing efforts, which may reduce our sales revenue.

We believe that our existing working capital and cash available from operations will enable us to meet our working capital requirements for at least the next 12 months. However, if cash from future operations is insufficient, or if cash is used for acquisitions or other currently unanticipated uses, we may need additional capital. The development and marketing of new products and the expansion of distribution channels and associated support personnel require a significant commitment of resources. In addition, if the markets for our products develop more slowly than anticipated, or if we fail to establish significant market share and achieve sufficient net revenues, we may continue to consume significant amounts of capital. As a result, we could be required to raise additional capital. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution of the shares held by existing stockholders. If additional funds are raised through the issuance of debt securities, such securities may provide the holders certain rights, preferences, and privileges senior to those of common stockholders, and the terms of such debt could impose restrictions on our operations. We cannot guarantee that additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

We may not be able to prevent others from unauthorized use of our patents, which could harm our business and competitive position.

Our success depends, in part, on our ability to protect our proprietary technologies. We hold 21 patents in the PRC covering our fruit processing technology. The process of seeking patent protection can be lengthy and expensive and we cannot guarantee that our existing or future issued patents will be sufficient to provide us with meaningful protection or commercial advantages. We also cannot guarantee that our current or potential competitors do not have, and will not obtain, patents that will prevent, limit or interfere with our ability to make or sell our products in the PRC or other countries.

The implementation and enforcement of PRC intellectual property laws historically have not been vigorous or consistent. Accordingly, intellectual property rights and confidentiality protections in the PRC are not as effective as those in the United States and other countries. We may need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation will require significant expenditures of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, competitive position, business prospects and reputation.

Intellectual property infringement claims may adversely impact our results of operations.

As we develop and introduce new products, we may be increasingly subject to claims of infringement of another party’s intellectual property. If a claim for infringement is brought against us, such claim may require us to modify our products, cease selling certain products or engage in litigation to determine the validity and scope of such claims. Any of these events may harm our business and results of operations.

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If our costs and demands upon management increase disproportionately to the growth of our business and revenue as a result of complying with the laws and regulations affecting public companies, our operating results could be harmed.

As a public company, we do and will continue to incur significant legal, accounting, investor relations and other expenses, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of Sarbanes-Oxley, as well as rules implemented by the SEC and the stock exchange on which our Common Stock is traded. The expenses incurred by public companies for reporting and corporate governance purposes have increased dramatically over the past several years. These rules and regulations have increased our legal and financial compliance costs substantially and make some activities more time consuming and costly. If our costs and demands upon management increase disproportionately to the growth of our business and revenue, our operating results could be harmed.

There are inherent uncertainties involved in estimates, judgments and assumptions used in the preparation of financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Any changes in estimates, judgments and assumptions could have a material adverse effect on our business, financial condition and operating results.

The preparation of financial statements in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) involves making estimates, judgments and assumptions that affect reported amounts of assets (including intangible assets), liabilities and related reserves, revenue, expenses and income. Estimates, judgments and assumptions are inherently subject to change in the future, and any such changes could result in corresponding changes to the amounts of assets, liabilities, revenue, expenses and income. Any such changes could have a material adverse effect on our business, financial condition and operating results.

We are subject to the risk of increased income taxes, which could harm our business, financial condition and operating results.

We base our tax position upon the anticipated nature and conduct of our business and upon our understanding of the tax laws of the various countries in which we have assets or conduct activities. However, our tax position is subject to review and possible challenge by tax authorities and to possible changes in law, which may have retroactive effect. We currently operate through Pacific, a wholly-owned subsidiary organized under the laws of Vanuatu and SkyPeople (China), a 73.42% owned subsidiary of HeDeTang Holdings (HK) Ltd. organized under the laws of the PRC, and we maintain manufacturing operations in the PRC. Any of these jurisdictions could assert tax claims against us. We cannot determine in advance the extent to which some jurisdictions may require us to pay taxes or make payments in lieu of taxes. If we become subject to additional taxes in any jurisdiction, such tax treatment could materially and adversely affect our business, financial condition and operating results.

Risks Related to Doing Business in the PRC

Inflation in the PRC could negatively affect our profitability and growth.

The rapid growth of China’s economy has been uneven among economic sectors and geographic regions of the country. China’s economy grew at an annual rate of 6.7% in 2016, as measured by the year-over-year change in gross domestic product, or GDP, according to the National Bureau of Statistics of China. Rapid economic growth can lead to growth in the money supply and rising inflation. The inflation rate in China was approximately 2.0% in 2016, as reported by National Bureau of Statistics, and is expected to increase. If prices for our products and services fail to rise at a rate sufficient to compensate for the increased costs of supplies, such as raw materials, due to inflation, it may have an adverse effect on our profitability.

Furthermore, in order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for property, plant and equipment and restrictions on state bank lending. The implementation of such policies may impede future economic growth. The People’s Bank of China has effected increases in interest rates in response to inflationary concerns in the China’s economy. If the central bank again raises interest rates from current levels, economic activity in China could further slow and, in turn, materially increase our costs and reduce demand for our products and services.

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We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

We conduct substantially all of our operations and generate most of our revenue in the PRC. Accordingly, economic, political and legal developments in the PRC will significantly affect our business, financial condition, results of operations and prospects. The PRC economy is in transition from a planned economy to a market oriented economy subject to plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on economic conditions in the PRC. While we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and that business development in the PRC will continue to follow market forces, we cannot guarantee that this will be the case. Our interests may be adversely affected by changes in policies by the PRC government, including:

●	changes in laws, regulations or their interpretation;

●	confiscatory taxation;

●	restrictions on currency conversion, imports or sources of supplies;

●	expropriation or nationalization of private enterprises; and

●	the allocation of resources.

Although the PRC government has been pursuing economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC through the allocation of resources, controlling payments of foreign currency, setting monetary policy and imposing policies that impact particular industries in different ways. We cannot guarantee that the PRC government will continue to pursue policies favoring a market oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

The original incorporation of SkyPeople (China) as a joint stock company in 2001 did not obtain all required approvals from the PRC government authorities pursuant to the relevant PRC law effective at the time, and we may be subject to various penalties under the law retroactively.

The original incorporation of SkyPeople (China) (under the original name of Xi’an Zhonglv Ecology Science and Technology Industry Co., Ltd.) as a joint stock company in 2001 was approved by the Xi’an Municipal People’s Government. However, according to the applicable PRC Company Law that was in force in 2001, the incorporation of SkyPeople (China) as a joint stock company shall be subject to the approval by the government authority of Shaanxi Province. Pursuant to the PRC Company Law which was in force in 2001, if company stocks is arbitrarily issued without obtaining the approval of the relevant competent authorities stipulated under the law, the parties concerned may be ordered to cease the issuance of the stock, refund the raised capital and the interests accrued therefrom, and may be subject to a fine of no less than one percent but no more than five percent of the amount of the raised capital. As such, SkyPeople (China) may be subject to any or all of the foregoing penalties as provided under the PRC Company Law effective in 2001 should the relevant government authorities choose to enforce the law retroactively.

However, we believe that the regulatory authorities may consider the following factors as mitigating factors if such authorities choose to enforce the applicable laws:

(i) the incorporation of SkyPeople (China) obtained the approval by the Xi’an local government. As  general practice in approval procedures, the applicants may only be able to first approach the Xi’an local government authority in order to acquire the approval by a higher level government authority, and would generally rely on the Xi’an local government to then submit the application to a higher level authority for its final approval; and

(ii) the trend of the PRC Company Law is to deregulate the approvals on the incorporation of joint stock companies in China. In particular, the current PRC Company Law, effective since January 1, 2006, has eliminated the relevant approval requirement relating to the incorporation of joint stock companies. Instead, the current PRC Company Law merely requires a registration with the competent Administration for Industry and Commerce in connection with the incorporation of joint stock companies in the PRC as long as the stock is not issued to the public.

In addition, if needed in the future, we may make efforts to seek a written confirmation from the Shaanxi Provencal People’s Government regarding its ratification of the original incorporation of SkyPeople (China) as a joint stock company.

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Our current manufacturing operations are subject to various environmental protection laws and regulations issued by the central and local governmental authorities, and we cannot guarantee that we have fully complied with all such laws and regulations. In addition, changes in the existing laws and regulations or additional or stricter laws and regulations on environmental protection in the PRC may cause us to incur significant capital expenditures, and we cannot guarantee that we will be able to comply with any such laws and regulations.

We carry out our business in an industry that is subject to PRC environmental protection laws and regulations. These laws and regulations require enterprises engaged in manufacturing and construction that may cause environmental waste to adopt effective measures to control and properly dispose of waste gases, waste water, industrial waste, dust and other environmental waste materials, as well as fee payments from producers discharging waste substances. Fines may be levied against producers causing pollution.  Although we have made efforts to comply with such laws and regulations, we cannot guarantee that we have fully complied with all such laws and regulations. Except for Yingkou, all of our operating facilities hold a Pollution Emission Permit. The failure of complying with such laws or regulations may subject us to various administrative penalties such as fines. If the circumstances of the breach are serious, the central government of the PRC, including all governmental subdivisions, has the discretion to cease or close any operations failing to comply with such laws or regulations. There can also be no assurance that the PRC government will not change the existing laws or regulations or impose additional or stricter laws or regulations, compliance with which may cause us to incur significant capital expenditure, which we may be unable to pass on to our customers through higher prices for our products. In addition, we cannot guarantee that we will be able to comply with any such laws and regulations.

Changes in existing PRC food hygiene and safety laws may cause us to incur additional costs to comply with the more stringent laws and regulations, which could have an adverse impact on our financial position.

Manufacturers within the PRC beverage industry are subject to compliance with PRC food hygiene laws and regulations. These food hygiene and safety laws require all enterprises engaged in the production of juice and other beverages to obtain a food production license for each of their production facilities. They also set out hygiene and safety standards with respect to food and food additives, packaging and containers, information to be disclosed on packaging as well as hygiene requirements for food production and sites, facilities and equipment used for the transportation and sale of food. Failure to comply with PRC food hygiene and safety laws may result in fines, suspension of operations, loss of business licenses and, in more extreme cases, criminal proceedings against an enterprise and its management. Although we comply with current food hygiene laws, in the event that the PRC government increases the stringency of such laws, our production and distribution costs may increase, which could adversely impact our financial position.

We benefit from various forms of government subsidies and grants, the withdrawal of which could affect our operations.

Certain of our subsidiaries have received government subsidies from local governments. We recognized $0.03 million and $1.2 million in government subsidies for fiscal years 2016 and 2015, respectively. Past government grants or subsidies are not indicative of what we will obtain in the future. We cannot guarantee that we will continue to be eligible for government grants or other forms of government support. In the event that we are no longer eligible for grants, subsidies or other government support, our business and financial condition could be adversely affected.

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PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may harm our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. We are considered foreign persons or foreign funded enterprises under PRC laws and, as a result, we are required to comply with PRC laws and regulations related to foreign persons and foreign funded enterprises. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

We could be restricted from paying dividends to shareholders due to PRC laws and other contractual requirements.

We are a holding company incorporated in the State of Florida and do not have any assets or conduct any business operations other than our investments in our subsidiaries and affiliates.  As a result of our holding company structure, we rely entirely on dividend payments from SkyPeople (China).  PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which is required to be set aside for certain reserve funds.  Furthermore, if SkyPeople (China) incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments.  Although we do not intend to pay dividends in the future, our inability to receive all of the revenue from SkyPeople (China)’s operations may provide an additional obstacle to our ability to pay dividends if we so decide in the future.

Governmental control of currency conversion may affect the value of shareholder investments.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC.  RMB is currently not a freely convertible currency.  Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to satisfy foreign currency obligations.  Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval by complying with certain procedural requirements.  Approval from appropriate governmental authorities, however, is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.  In addition, the PRC government could restrict access to foreign currencies for current account transactions in the future.  If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the RMB may harm shareholder investments.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions.  Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition.  For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. dollar would diminish the value of the proceeds of the offering and could harm our business, financial condition and results of operations.  Conversely, if we decide to convert our RMB into U.S. dollars for business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced.  In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

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PRC regulations relating to mergers and the establishment of offshore special purpose companies by PRC residents, if applied to us, may limit our ability to operate our business as we see fit.

On August 8, 2006, six Chinese regulatory agencies, namely, MOFCOM, the State Assets Supervision and Administration Commission, the State Administration for Taxation (“SAT”), SAIC, the Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange (“SAFE”), jointly promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, generally referred to as the 2006 M&A Rules, which became effective on September 8, 2006. The 2006 M&A Rules, among other things, govern the approval process by which an offshore investor may participate in an acquisition of assets or equity interests of a Chinese domestic company. Depending on the structure of the transaction, the 2006 M&A Rules require the transaction parties to make a series of applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Under certain circumstances, government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the 2006 M&A Rules will be more time consuming and expensive than in the past, and the government can exert more control over the combination of two businesses under the 2006 M&A Rules. As a result of any potential application of the 2006 M&A Rules, our ability to engage in business combination transactions in the PRC has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to us or sufficiently protective of our interests in a transaction.

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside the PRC, generally referred to as Circular 75. Circular 75 requires Chinese residents to register with an applicable branch of SAFE before establishing or acquiring control over an offshore special purpose company for the purpose of engaging in an equity financing outside of the PRC that is supported by domestic Chinese assets originally held by those residents. Following the issuance of Circular 75, SAFE issued internal implementing guidelines for Circular 75 in June 2007. These implementing guidelines, known as Notice 106, effectively expanded the reach of Circular 75 by:

●	purporting to regulate the establishment or acquisition of control by Chinese residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership;

●	adding requirements relating to the source of the Chinese resident’s funds used to establish or acquire the offshore entity;

●	regulating the use of existing offshore entities for offshore financings;

●	purporting to regulate situations in which an offshore entity establishes a new subsidiary in the PRC or acquires an unrelated company or unrelated assets in the PRC;

●	making the domestic affiliate of the offshore entity responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds; and

●	requiring that the registrant establish that all foreign exchange transactions undertaken by the offshore entity and its affiliates were in compliance with applicable laws and regulations.

No assurance can be given that our shareholders who are the residents as defined in Circular 75 and who own or owned our shares have fully complied with, and will continue to comply with, all applicable registration and approval requirements of Circular 75 in connection with their equity interests in us and our acquisition of equity interests in our PRC based subsidiaries by virtue of our acquisition of Pacific. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us following the Pacific acquisition, we cannot predict how it will affect our business operations or future strategies. For example, the ability of our present and prospective PRC subsidiaries to conduct foreign exchange activities, such as the remittance of dividends and foreign currency denominated borrowings, may be subject to compliance with Circular 75 by our Chinese resident beneficial holders. In addition, such Chinese residents may not always be able to complete the necessary registration procedures required by Circular 75. We have little control over our present or prospective direct or indirect shareholders /beneficial owners or the outcome of such registration procedures. If our Chinese shareholders/beneficial owners or the Chinese shareholders/beneficial owners of the target companies we acquired in the past or will acquire in the future fail to comply with Circular 75 and related regulations, and if SAFE requires it, they may be subject to fines or legal sanctions, and Chinese authorities could restrict our investment activities in the PRC, limit our subsidiaries’ ability to make distributions or pay dividends, or affect the ownership structure, which could adversely affect business and prospects.

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In August 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency-registered capital into RMB by restricting how the converted RMB may be used. In addition, SAFE promulgated Notice on Issues concerning Further Clarifying and Regulating the Foreign Exchange Administration under Some Capital Accounts, or Circular 45, on November 9, 2011 to clarify the application of SAFE Circular 142. Under SAFE Circular 142 and Circular 45, RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of foreign-invested enterprises. The use of such RMB capital may not be changed without SAFE's approval, and such RMB capital may not, in any case, be used to repay RMB loans whose proceeds were not used. Furthermore, SAFE promulgated Notice on Issues Concerning Strengthening Administration of Foreign Exchange Services in November 2010, which tightens the regulation over settlement of net proceeds from overseas offerings, such as our initial public offering, and requires, among other things, the authenticity of settlement of net proceeds from offshore offerings to be closely examined and the net proceeds to be settled in the manner described in our prospectus or otherwise approved by our board of directors. Violations of these SAFE regulations may result in severe monetary or other penalties, including confiscation of earnings derived from such violation activities, a fine of up to 30% of the RMB funds converted from the foreign invested funds or in the case of a severe violation, a fine ranging from 30% to 100% of the RMB funds converted from the foreign-invested funds.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not previously possible. In addition, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by the SAFE or its local branches over direct investment by foreign investors in the PRC will be conducted by way of registration, and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

Under the Circular of the SAFE on Further Improving and Adjusting the Policies for Foreign Exchange Administration under Capital Accounts promulgated by the SAFE on January 10, 2014 and effective from February 10, 2014, administration over the outflow of the profits by domestic institutions has been further simplified. In principle, a bank is no longer required to examine transaction documents when handling the outflow of profits of no more than the equivalent of $50,000 by a domestic institution. When handling the outflow of profits exceeding the equivalent of $50,000, the bank, in principle, is no longer required to examine the financial audit report and capital verification report of the domestic institution, provided that it must examine, according to the principle of transaction authenticity, the profit distribution resolution of the board of directors, or the profit distribution resolution of the partners, relating to this profit outflow and the original copy of its tax record-filing form. After each profit outflow, the bank must affix its seal to and endorsements on the original copy of the relevant tax record-filing form to indicate the actual amount of the profit outflow and the date of the outflow.

On March 30, 2015, SAFE promulgated the Circular on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or SAFE Circular 19, which became effective on June 1, 2015. According to SAFE Circular 19, the foreign exchange capital of foreign-invested enterprises may be settled on a discretionary basis, meaning that the foreign exchange capital in the capital account of a foreign-invested enterprise for which the rights and interests of monetary contribution has been confirmed by the local foreign exchange bureau, or the book-entry registration of monetary contribution by the banks, can be settled at the banks based on the actual operational needs of the foreign-invested enterprise. The proportion of such discretionary settlement is temporarily determined as 100%. The RMB converted from the foreign exchange capital will be kept in a designated account, and if a foreign-invested enterprise needs to make further payment from such account, it still must provide supporting documents and go through the review process with the banks.

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Furthermore, SAFE Circular 19 stipulates that the use of capital by foreign-invested enterprises must adhere to the principles of authenticity and self-use within the business scope of enterprises. The capital of a foreign-invested enterprise and capital in RMB obtained by the foreign-invested enterprise from foreign exchange settlement must not be used for the following purposes:

(1)directly or indirectly used for the payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations;

(2)directly or indirectly used for investment in securities, unless otherwise provided by relevant laws and regulations;

(3)directly or indirectly used for granting the entrusted loans in RMB, unless permitted by the scope of business, repaying the inter-enterprise borrowing, including advances by the third party, or repaying the bank loans in RMB that have been sub-lent to the third party; and/or

(4)paying the expenses related to the purchase of real estate that is not for self-use, except for the foreign-invested real estate enterprises.

On June 19, 2016, SAFE promulgated the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or Circular 16, which took effect on the same day. Compared to Circular 19, Circular 16 provides that discretionary foreign exchange settlement applies to foreign exchange capital, foreign debt offering proceeds and remitted foreign listing proceeds, and the corresponding Renminbi obtained from foreign exchange settlement are not restricted to extending loans to related parties or repaying the inter-company loans, including advances by third parties. However, since Circular 16 came into effect recently, there are substantial uncertainties with respect to its interpretation and implementation in practice.

On January 26, 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or Circular 3, which took effect on the same day. Circular 3 sets out various measures with the following key contents:

(1)relaxing the policy restriction on foreign exchange inflow to further enhance trade and investment facilitation, including (a) expanding the scope of foreign exchange settlement for domestic foreign exchange loans, (b) allowing the capital repatriation for offshore financing against domestic guarantee, (c) facilitating the centralized management of foreign exchange funds of multinational companies, and (d) allowing the offshore institutions within pilot free trade zones to settle foreign exchange in domestic foreign exchange accounts; and

(2)tightening genuineness and compliance verification of cross-border transactions and cross-border capital flow, including (a) improving the statistics of current account foreign currency earnings deposited offshore, (b) requiring banks to verify board resolutions, tax filing forms, and audited financial statements before wiring foreign invested enterprises' foreign exchange distribution above $50,000, (c) strengthening genuineness and compliance verification of foreign direct investments and (d) implementing full scale management of offshore loans in Renminbi and foreign currencies by requiring the total amount of offshore loans be no higher than 30% of the onshore lender's equity shown on its audited financial statements of the last year.

Our PRC subsidiaries' distributions to the offshore parent and their carrying out cross-border foreign exchange activities are subject to the various SAFE registration requirements described above.

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Our acquisition of SkyPeople (China) could constitute a Round-trip Investment under the 2006 M&A Rules.

Prior to obtaining the MOFCOM approval on September 3, 2007 and Xi’an AIC approval on October 18, 2007, and prior to the full payment of the purchase price by Pacific for 99% of SkyPeople (China)’s capital stock, SkyPeople (China) was a PRC business some of whose shareholders were PRC individuals including Hongke Xue, chairman of SkyPeople (China). When Pacific was incorporated on November 30, 2006 and when the SkyPeople (China) acquisition was approved, none of the shareholders of Pacific were PRC citizens. Immediately after the consummation of the share exchange, shareholders of Pacific became our shareholders, including Fancylight, our controlling shareholder. To incentivize Mr. Hongke Xue in connection with the continuous development of SkyPeople (China)’s business, a call option agreement was entered into between Fancylight and Mr. Hongke Xue on February 25, 2008 pursuant to which Mr. Xue had the opportunity to acquire a majority of our Common Stock held by Fancylight. Mr. Xue and Fancylight also entered into a voting trust agreement pursuant to which Mr. Xue has the right to vote such shares on Fancylight’s behalf.

The PRC regulatory authorities may take the view that the SkyPeople (China) acquisition, the share exchange transaction and the call option and voting trust arrangements are part of an overall series of arrangements which constitute a round-trip investment regulated by the 2006 M&A Rules, because at the end of these transactions the same PRC individual who controlled SkyPeople (China) became the effective controlling party of a foreign entity that acquired ownership of SkyPeople (China). The PRC regulatory authorities may also take the view that the approval of the SkyPeople (China) acquisition by the MOFCOM and the registration of such acquisition with the AIC in Xi’an AIC may not be evidence that the SkyPeople (China) acquisition has been properly approved because the relevant parties did not fully disclose to the MOFCOM or AIC the overall restructuring arrangements. If the PRC regulatory authorities take the view that the SkyPeople (China) acquisition constitutes a round-trip investment under the 2006 M&A Rules, we cannot guarantee that we will be able to obtain the required MOFCOM approval.

If the PRC regulatory authorities take the view that the SkyPeople (China) acquisition constitutes a round-trip investment without MOFCOM approval on such round-trip investment, they could invalidate our acquisition and ownership of SkyPeople (China).

Additionally, the 2006 M&A Rules also purport to require that an offshore special purpose vehicle (“ SPV”) formed for listing purposes and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear, with no consensus currently existing regarding the scope and applicability of the CSRC approval requirement. Given that we established our PRC subsidiaries by means of direct investments, we believe that these regulations do not require an application to be submitted to the CSRC for the approval of the listing and trading of our stock on the NASDQ Global Market, unless we are clearly required to do so by subsequently promulgated rules of the CSRC. If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required for the offerings, we may need to apply for a remedial approval from the CSRC and may be subject to certain administrative punishments or other sanctions from these regulatory agencies. The regulatory agencies may take actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our stock.

We believe that if this takes place, we may be able to find a way to reestablish control of SkyPeople (China)’s business operations through a series of contractual arrangements rather than an outright purchase of SkyPeople (China). But we cannot guarantee that such contractual arrangements will be protected by PRC law or that we can receive as complete or effective economic benefit and overall control of SkyPeople (China)’s business than if we had direct ownership of SkyPeople (China). In addition, we cannot guarantee that such contractual arrangements can be successfully implemented under PRC law. If we cannot obtain approval from MOFCOM and/or CSRC if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of SkyPeople (China), our business and financial performance will be materially adversely affected.

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Because our principal assets are located outside of the United States, it may be difficult for investors to use U.S. securities laws to enforce their rights against us, our officers and directors or to enforce judgments of United States courts against us or them in the PRC.

All of our present officers and directors reside outside of the United States. In addition, SkyPeople (China) is located in the PRC and substantially all of its assets are located outside of the United States. Therefore, it may be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in the PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. Federal securities laws or otherwise.

Risks Related to Our Common Stock

We are authorized to issue blank check preferred stock, which may be issued without shareholder approval and which may adversely affect the rights of holders of our Common Stock.

We are authorized to issue 10,000,000 shares of preferred stock. The Board is authorized under our articles of incorporation, as amended, to provide for the issuance of shares of preferred stock by resolution and by filing a certificate of designations under Florida law, to fix the designation, powers, preferences and rights of the shares of each such series of preferred stock and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. The Board previously designated and issued 1,000,000 shares of Series A preferred stock which were automatically converted into our Common Stock upon the effective date of our two-for-three reverse split and returned to the status of authorized and unissued shares of preferred stock following the reverse split. As of December 31, 2016 there were no shares of Series A preferred stock issued and outstanding. Any shares of preferred stock that are issued are likely to have priority over our Common Stock with respect to dividend or liquidation rights. In the event of issuance, the preferred stock could be utilized under certain circumstances as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids to acquire us and thereby prevent shareholders from receiving the maximum value for their shares. We have no present intention to issue any additional shares of preferred stock in order to discourage or delay a change of control or for any other reason. However, there can be no assurance that preferred stock will not be issued at some time in the future.

Yongke Xue has control over key decision making as a result of his control of a majority of our voting stock.

Yongke Xue, a member of the Board of Directors, indirectly and beneficially owns all of the equity interest in SkyPeople International Holdings Group Limited (“SP International”), and also serves as the sole director of SP International. In turn, as of May 22, 2017, SP International directly and indirectly owns 2,337,155 shares, or 45.2%, of our outstanding common stock. Mr. Yongke Xue will be able to exercise voting rights with respect to these shares of common stock, and has the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. This concentrated control could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that our other stockholders support, or conversely this concentrated control could result in the consummation of such a transaction that our other stockholders do not support. This concentrated control could also discourage a potential investor from acquiring our common stock due to the limited voting power of such stock. As a board member, Mr. Yongke Xue owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, even a controlling stockholder, Mr. Yongke Xue is entitled to vote his shares, and shares over which he has voting control, in his own interests, which may not always be in the interests of our stockholders generally.

Anti-takeover provisions in our charter documents and under Florida law could discourage, delay or prevent a change in control of our Company and may affect the trading price of our Common Stock.

We are a Florida corporation and the anti-takeover provisions of the Florida Business Corporation Act may discourage, delay or prevent certain changes in control unless such change in control is approved by a majority of our disinterested shareholders. In addition, the terms of our articles of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that shareholders may consider favorable. Our articles of incorporation and bylaws:

●	authorize the issuance of “blank check” preferred stock that could be issued by the Board to thwart a takeover attempt;

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●	require that directors only be removed from office upon a majority shareholder vote;

●	provide that vacancies on the board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

●	limit who may call special meetings of shareholders; and

●	prohibit shareholder action by written consent, requiring all actions to be taken at a meeting of the shareholders.

For more information regarding these and other provisions, see the section titled “Description of Our Securities — Anti-Takeover Effects of Florida Law and Provisions of Our Articles of Incorporation and Bylaws.”

In the past, our Common Stock has been in danger of being delisted from the NASDAQ Stock Market (“NASDAQ”).

On each of April 20, 2016, May 24, 2016 and August 17, 2016, the Company received a notification letter from the staff of the Listing Qualifications Department of NASDAQ (the “Staff”) indicating that the Company was not in compliance with NASDAQ’s continued listing requirements because the Company was not in compliance with the NASDAQ Listing Rule 5250(c)(1) (the “Rule”) with respect to certain of its annual and current reports.

On October 12, 2016, the Company received a delisting determination letter (the “Determination Letter”) from the Staff notifying the Company that because the Company had not filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Form 10-K”) and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016, (together, the “Reports”) by October 11, 2016, the deadline by which the Company was to file all Reports in order to regain compliance with the Rule, the Company’s common stock was subject to delisting from the NASDAQ Global Market. The Determination Letter further noted that unless the Company requested an appeal of the Staff’s determination no later than 4:00 pm Eastern Time on October 19, 2016, trading of the Company’s common stock on the NASDAQ Global Market would be suspended at the opening of business on October 21, 2016, and a Form 25-NSE would be filed with the Securities and Exchange Commission (the “SEC”) removing the Company’s securities from listing and registration on the NASDAQ Global Market.

On October 19, 2016, the Company requested a hearing before the NASDAQ Hearings Panel (the “Panel”) under Listing Rule 5815(a) to appeal the delisting determination from the Staff. On November 2, 2016, the Company was granted an extended stay as to the suspension of the Company's shares from trading by the Panel until the Company's scheduled hearing before the Panel on December 15, 2016 and issuance of a final Panel decision. Following a hearing, the Panel required that the Company regain compliance by January 31, 2017. By letter dated February 2, 2017, the Panel notified the Company that (i) the Company had regained compliance, (ii) the Company’s Common Stock would continue to be listed on the NASDAQ Global Market, and (iii) the Panel was closing the matter.

Future sales or other dilution of our equity could depress the market price of our Common Stock.

Sales of our Common Stock, preferred stock, warrants, debt securities or any combination of the foregoing in the public market, or the perception that such sales could occur, could negatively impact the price of our Common Stock. We have a number of institutional and individual shareholders that own significant blocks of our Common Stock. If one or more of these shareholders were to sell large portions of their holdings in a relatively short time, for liquidity or other reasons, the prevailing market price of our Common Stock could be negatively affected.

In addition, the issuance of additional shares of our Common Stock, securities convertible into or exercisable for our Common Stock, other equity-linked securities, including preferred stock or warrants, debt securities or any combination of the securities pursuant to this prospectus will dilute the ownership interest of holders of our Common Stock and could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity securities.

We may need to seek additional capital. If this additional financing is obtained through the issuance of equity securities, debt convertible into equity or options or warrants to acquire equity securities, our existing shareholders could experience significant dilution upon the issuance, conversion or exercise of such securities.

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CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, regarding our company that include, but are not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “potential,” “believes,” “seeks,” “hopes,” “estimates,” “should,” “may,” “will,” “with a view to” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict.

These forward-looking statements involve various risks and uncertainties. Although we believe our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and other sections in this prospectus. You should read this prospectus and the documents we refer to thoroughly with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance.

This prospectus contains statistical data we obtained from various publicly available government publications and industry-specific third party reports. Statistical data in these publications also include projections based on a number of assumptions. The markets for our products may not grow at the rate projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of our securities. In addition, the rapidly changing nature of our customers’ industries results in significant uncertainties in any projections or estimates relating to the growth prospects or future condition of our markets. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

Unless otherwise indicated, information in this prospectus concerning economic conditions and our industry is based on information from independent industry analysts and publications, as well as our estimates. Except where otherwise noted, our estimates are derived from publicly available information released by third party sources, as well as data from our internal research, and are based on such data and our knowledge of our industry, which we believe to be reasonable. None of the independent industry publication market data cited in this prospectus was prepared on our or our affiliates’ behalf.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents we refer to in this prospectus and have filed as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

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USE OF PROCEEDS

We will not receive any proceeds from sale of the shares of common stock covered by this prospectus by the selling shareholders. To the extent the selling shareholders exercise for cash all of the warrants covering the 896,581 shares of common stock issuable upon exercise of all of the warrants held by such selling shareholders at the initial exercise price of $5.20 per share, we would receive $4,662,221 from such exercises. The warrants may expire without having been exercised. Even if some or all of these warrants are exercised, we cannot predict when they will be exercised and when we would receive the proceeds. We intend to use any proceeds we receive upon exercise of the warrants for general working capital and other corporate purposes.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer their shares at prevailing market or privately negotiated prices, in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.  The selling stockholders will receive all proceeds from the sale of the common stock. We will, however, receive the sale price of any common stock we sell to the selling stockholder upon exercise of any warrants held by such stockholder.

The $5.20 per share initial exercise price of the warrants is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock included in the warrants. These prices were established in connection with our private placement and resulted from negotiations with the investors therein. After the date of this prospectus, our common stock may trade at prices above or below the applicable exercise price. You should not consider such exercise price as an indication of value of our Company or our common stock. You should not assume or expect that our shares of common stock will trade at or above the exercise price in any given time period. The market price of our common stock may decline after the exercise of warrants and you may not be sell the shares of our common stock. You should obtain a current quote for our common stock before exercising and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the warrants. On May 25, 2017, the closing sale price of our common stock was $2.71 per share on the Nasdaq Global Market.

DIVIDEND POLICY

We do not currently have any plans to pay any cash dividends in the foreseeable future on our ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the State of Florida. We rely on dividends paid by our subsidiaries for our cash needs. The payment of dividends by entities organized in China is subject to limitations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits based on PRC accounting standards and regulations. Our Chinese subsidiaries are also required to withhold at least 10% of their after-tax profit based on China’s accounting standards each year as their general reserves until the cumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends.

The Boards of Directors of our PRC subsidiaries, which are foreign-owned enterprises, have the discretion to allocate a portion of their respective after-tax profits to its staff welfare and bonus funds, which are likewise not distributable to their equity owners except in the event of a liquidation of the foreign-invested enterprise. If the respective Boards decide to pay dividends in the future, these restrictions may impede our ability to pay dividends and/or the amount of dividends we could pay. In addition, if our subsidiaries incur debt in the future, the instruments governing such debt may restrict such entities’ ability to pay dividends or make other distributions to us.

Our Board of Directors has discretion to pay dividends. Even if our Board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Safe Harbor Declaration

The comments made throughout this prospectus should be read in conjunction with our financial statements and the notes thereto, and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain certain forward-looking information. When used in this discussion, the words, “believes,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from projected results, due to a number of factors beyond our control. We do not undertake to publicly update or revise any of these forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers also are urged to carefully review and consider our discussions regarding the various factors that affect the company’s business, which are described in this section and elsewhere in this prospectus.

Overview

We are engaged in the production and sales of fruit juice concentrates (including fruit purees, concentrated fruit purees and concentrated fruit juices), fruit beverages (including fruit juice beverages and fruit cider beverages), and other fruit related products (including organic and non-organic fresh fruits) in and from the PRC. Our fruit juice concentrates, which include apple, pear and kiwifruit concentrates, are sold to domestic customers and exported directly or via distributors. We sell our Hedetang branded bottled fruit beverages domestically primarily to supermarkets in the PRC. In 2016, sales of our fruit concentrates, fruit beverages, and other fruit-related products represented 51%, 43%, and 6% of our revenue, respectively, compared to sales of 49%, 51%, and 0%, respectively, in 2015. We did not sell any fresh fruits in 2016 and 2015 as the cost to buy fresh fruits was high and sales price was low, which could result in lower margin and higher risk. Management decided not to procure any fresh fruits for fresh fruit sales in 2016 and 2015.

We export our products as well as sell them domestically. We sell our products either through distributors with good credit or to end-users directly. Our main export markets are Asia, North America, Europe, Russia and the Middle East. We sell our Hedetang brand bottled fruit beverages domestically, primarily to supermarkets in the PRC. We also sell our other fruit-related products to domestic customers.

We currently market our Hedetang brand fruit beverages in only certain regions of the PRC. We plan to expand the market presence of Hedetang over a broader geographic area in the PRC. In particular, we plan to expand our glass bottle production line to produce higher margin portable fruit juice beverages targeting consumers in more populated Chinese cities. Currently we produce six flavors of fruit beverages in 280 ml glass bottles, 418 ml glass and 500 ml glass bottles and BIB (bag in box) packages, including apple juice, pear juice, kiwifruit juice, mulberry juice, peach juice and pomegranate juice. We currently sell our fruit beverages to over 100 distributors and more than 20,000 retail stores in approximately 20 provinces. Our products are sold through distributors in stores such as Hualian Supermarket in Beijing, RT-Mart in Shenyang, WOWO in Chengdu, the Quanjia convenient store chain, Vanguard in Xi’an, Carrefour in Chongqing and Shenyang and Lianhua Supermarket in Shanghai.

We plan to continue to focus on creating new products with high margins to supplement our current product offering.

Our business is highly seasonal and can be greatly affected by weather because of the seasonal nature of growing and harvesting of fruits and vegetables. Our core products are apple, pear and kiwifruit juice concentrates, which are produced from July or August to April of the following year. The squeezing season for (i) apples is from August to January or February; (ii) pears is from July or August until April of next year; and (iii) kiwifruit is from September through December. Typically, a substantial portion of our revenues is earned during our first and fourth quarters. To minimize the seasonality of our business, we make continued efforts in identifying new products with harvesting seasons complementary to our current product mix. Our goal is to lengthen our squeezing season, thus increasing our annual production of fruit juice concentrates and fruit beverages. In the first quarter of 2009, we introduced mulberry and kiwifruit cider beverages in the Chinese market. Unlike fruit juice concentrates, which can only be produced during the squeezing season, such fruit beverages are made out of fruit juice concentrates and can be produced and sold in all seasons. With continuous efforts in marketing of our beverages in domestic market, we believe that our seasonality will be reduced.

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Fresh fruits are the primary raw materials needed for the production of our products. Our raw materials mainly consist of apples, pears and kiwifruits. Other raw materials used in our business include pectic enzyme, amylase, auxiliary power fuels and other power sources such as coal, electricity and water.

We purchase raw materials from local markets and fruit growers that deliver directly to our plants. We have implemented a fruit-purchasing program in areas surrounding our factories. In addition, we organize purchasing centers in rich fruit production areas, helping farmers deliver fruit to our purchasing agents easily and in a timely manner. We are then able to deliver the fruit directly to our factory for production. We have assisted local farmers in their development of kiwifruit fields to help ensure a high quality product throughout the production channel. Our raw material supply chain is highly fragmented and raw fruit prices are highly volatile in China. Fruit concentrate and fruit juice beverage companies generally do not enter into purchasing agreements. In addition to raw materials, we purchase various ingredients and packaging materials such as sweeteners, glass and plastic bottles, cans and packing barrels. We generally purchase our materials or supplies from multiple suppliers. We are not dependent on any one supplier or group of suppliers.

Shaanxi and Liaoning Provinces, where our manufacturing facilities are located, are large fruit producing provinces. We own and operate four manufacturing facilities in the PRC, all of which are strategically located near fruit growing centers so that we can better preserve the freshness of the fruits and lower our transportation costs. To take advantage of economies of scale and to enhance our production efficiency, generally, each of our manufacturing facilities has a focus on products made from one particular fruit according to the proximity of such manufacturing to the sources of supply for that fruit.  Our kiwifruit processing facilities are located in Zhouzhi County of Shaanxi Province, which has the largest planting area of apples and kiwifruit in the PRC. Our pear processing facilities are located in Shaanxi Province, which is the main pear-producing province in the PRC. Our apple processing facilities are located in Liaoning Province, a region that abounds with high acidity apples. As we use the same production line for concentrated apple juice and concentrated pear juice and both Shaanxi Province and Liaoning Province are rich in fresh apple and pear production, our Liaoning facilities also produced concentrated apple juice and our Shaanxi Province facilities also produced concentrated pear juice based on customer needs. We believe that these regions provide adequate supply of raw materials for our production needs in the foreseeable future.

Our Huludao Wonder operation, a subsidiary which produces concentrated apple juice, suffered continued operating losses in the three fiscal years prior to 2016 and the cash flow was minimal for these three years. In December 2016, the Company established a winding-down plan to close this operation. Based on the restructuring plan and in accordance with EITF 03-13, the Company presented the operation results from Huludao Wonder as a discontinued operation, as the Company believed that no continued cash flow would be generated by the disposed component (Huludao Wonder) and that the Company would have no significant continuing involvement in the operation of the discontinued component. Management of the Company initiated a plan to sell the property located in Huludao in December 2016 and ceased the depreciation of the property in accordance with SFAS No. 144. In fiscal year 2016, the Company’s recorded an impairment loss of $2.4 million with respect to the concentrated fruit juice production equipment in Huludao Wonder. In accordance with the restructuring plan, the Company would transfer the concentrated fruit juice production equipment in Huludao Wonder to another of our subsidiaries and sell the land use rights and facilities upon favorable circumstances. As the Company does not expect to sale the assets of Huludao Wonder in the near future, the assets are not recorded as assets held for sale as of December 31, 2016. The book value of the land usage right was $4,394,708 and the book value of the building was $15,477,389 as of December 31, 2016. The Company believes the assets’ book value was lower than its fair value, less the cost to sell.

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On August 30, 2010, we closed the public offering of 5,181,285 shares of our Common Stock at a price of $5.00 per share for approximately $25.9 million. We received an aggregate of approximately $24 million as net proceeds after deducting underwriting discounts and commissions and offering expenses. As of December 31, 2016, we had spent approximately $18.6 million on various capital projects in Huludao Wonder and $5.4 million on projects in SkyPeople Suizhong, as described in project (1) below using the proceeds from our public offering. The following table presents the capital projects on which we currently plan to use the proceeds from this offering. We review these projects and capital expenditures on a quarterly basis based on the market conditions and associated costs of these projects.

Capital Projects

Subsidiary	No.	Priority Projects	Progress	Estimated capital expenditure (in Millions)
SkyPeople Suizhong	(1)	Construction of a refrigeration storage unit for the storage of concentrated fruit juices and fresh fruits and vegetables	Construction started during the third quarter of 2012. The Company has made partial payment to acquire land use right from the local government, purchase equipment and build facilities. The Company is in the process of building up facilities and purchasing equipment. As of date of this report, the Company has finished construction of an office building, dormitory, refrigeration storage facility and warehouse. Due to heavy competition in the concentrated fruit juice business in China, construction work on this project is currently suspended. The land certificate has not been issued as the Company has not yet fully paid for the land use right.	$185

(1)	Our initial plan was to construct both the refrigeration storage and fruit juice mixing center in Huludao, Liaoning Province. However, the construction of the refrigeration storage unit has been delayed due to a change of plans. Management concluded that it is in the best interest of the Company to build the refrigeration storage unit in Suizhong, Liaoning Province, which is in close geographic proximity to Huludao Wonder in Liaoning Province. The total estimated capital expenditure for SkyPeople Suizhong is $185 million. As of date of this report, the Company has finished construction of an office building, dormitory, refrigeration storage facility and warehouse. Due to heavy competition in the concentrated fruit juice business in China, construction work on this project is currently suspended. The land certificate has not been issued as the Company has not yet fully paid for the land use right. The Company has spent approximately $26 million in this project.

Shaanxi Qiyiwangguo Projects

We previously identified several projects for our Shaanxi Qiyiwangguo factory, which we expect to finance using our operating cash flow. These projects including a 24,000 PET bottle/hour fruit juice beverage aseptic cold-filling line, and a PET bottle blowing machine system. Based on the current market conditions and other potential opportunities, management has decided to delay these projects to a future date.

Other Projects

Investment/Service Agreement with Yidu Municipal People’s Government

On October 29, 2012, SkyPeople (China) entered into an investment/service agreement (the “Investment Agreement”) with Yidu Municipal People’s Government in Hubei Province of China.

Under the Investment Agreement, the parties agreed to invest and establish an orange comprehensive deep processing zone in Yidu.

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The Company is responsible for the establishment, construction and financing of the project with a total investment of RMB 300 million (approximately $48 million), in fixed assets and the purchase of land use rights, while the Yidu government agreed to provide a parcel of land for the project that is approximately 280 mu in size located at Gaobazhou Town of Yidu for a fee payable by the Company. The consideration for transferring the land use right for the project land shall be RMB 0.3 million per mu.

The main scope of the Yidu project includes the establishment of:

1.	one modern orange distribution and sales center (the “distribution center”);

2.	one orange comprehensive utilization deep processing zone (the “deep processing zone”), including:

a)	one 45 ton/hour concentrated orange juice and byproduct deep processing production line;
b)	one bottled juice drink production line with a capacity to produce 6,000 glass bottles per hour;
c)	one storage freezer facility with a capacity to store 20,000 tons of concentrated orange juice; and
d)	general purpose facilities within the zone, office space, general research and development facilities, service area, living quarters and other ancillary support areas

3.	one research and development center for orange varietal improvement and engineering technology (the “R&D center”) and

4.	one standardized orange plantation (the “orange plantation”).

The total amount of RMB 300 million (approximately $48 million) will mainly be used to establish the distribution center and the deep processing zone on the project land of approximately 280 mu. The Company and Yidu Municipal People’s Government agreed to discuss the investment amount and location for establishing the R&D center and the orange plantation in the future.

On November 23, 2015, the Company started the construction of the Yidu project. The Company plans to finish the construction of the infrastructure of office building, R&D center, fruit juice production facility, cold storage, facility and other construction work in the second quarter of 2017.

The distribution center is planned to be completed by the last quarter of 2017, and the orange plantation is planned to be operational in the second quarter of 2017.

Investment/Service Agreement with Mei County National Kiwi Fruit Wholesale Trading Center

On April 3, 2013, SkyPeople (China) entered into an Investment Agreement (the “Agreement”) with the Managing Committee of Mei County National Kiwi Fruit Wholesale Trading Center (the “Committee”). The Committee has been authorized by the People’s Government of Mei County to be responsible for the construction and administration of the Mei County National Kiwi Fruit Wholesale Trading Center (the “Trading Center”).

Under the Agreement, the parties agreed to invest and establish a kiwi fruit comprehensive deep processing zone and kiwi fruit and fruit-related materials trading zone in Yangjia Village, Changxing Town of Mei County with a total planned area of total planned area of 286 mu (approximately 47 acres) (the “Project”).

Pursuant to the Agreement, the Company will be responsible for the construction and financing of the Project with a total investment of RMB 445.6 million (approximately $71.9 million) in buildings and equipment, which also includes the fee for the land use rights for the Project land in the amount of RMB 0.3 million per mu. The Committee is responsible for financing and constructing the basic infrastructure surrounding the Project, such as the main water supply, main water drainage, natural gas, electricity, sewage, access roads to the Project, natural gas and communications networks. As of the date of this report, the Company is in the process of building fruit juice production lines, a vegetable and fruit flash freeze facility, an R&D center and an office building. The Company plans to complete the construction of these facilities in the second quarter of 2017.

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As of the date of this prospectus, Mei County National Kiwi Fruit Wholesale Trading Center has started normal operation. There are a number of enterprises operating in the trading center including 12 express delivery companies, 4 logistic companies, 4 on-line sales companies, 2 packing companies and 3 agriculture companies. In addition, all government departments that are relevant to the operations of the Mei County National Kiwi Fruit Wholesale Trading Center have moved into the trading center. The Company is expected to have completed its investment in the trading center in the second quarter of 2017, and believes that it will generate income from the trading center through various means, such as rental income from cold storage and shops, and income from logistic services.

As part of the Mei County National Kiwi Fruit Wholesale Trading Center project, on April 19, 2013, we established Shaanxi Guo Wei Mei Kiwi Deep Processing Co., Ltd. (“Guo Wei Mei”) to engage in the business of producing kiwi fruit juice, kiwi puree, cider beverages, and related products. The total estimated investment was RMB 294 million, which is a part of total investment of RMB445.6 million mentioned above. We are now building fruit juice production lines, vegetable and fruit flash freeze facility, the R&D center and office building. We plan to compete the construction in the second quarter of 2017.

Suizhong Project

On July 15, 2011, SkyPeople entered into a Letter of Intent with the People’s Government of Suizhong County, Liaoning Province, to establish a fruit and vegetable industry chain and further processing demonstration zone in Suizhong County, Liaoning Province (the “Suizhong project”).

The Suizhong project may include one or more of the following: the construction and operation of fruit juice production lines, vegetable and fruit flash freeze facility, refrigeration storage facility and warehouse, a world class food safety testing center, fruit and vegetable modern supply chain and e-commerce platform, fruit and vegetable finished products processing center and exhibition center.

The Company has made partial payment to acquire land use rights from the local government, purchase equipment and build facilities. As of date of this prospectus, the Company has finished construction of an office building, dormitory, refrigeration storage facility and warehouse. Due to heavy competition in the concentrated fruit juice business in China, the construction work on this project is currently suspended.

Key Components of Operating Results

Sources of Revenue

We derive our revenue primarily from the sales of fruit juice concentrates, fruit beverages and other fruit related products in and from the PRC.

Our fruit juice concentrates, which include apple, pear and kiwifruit, are sold directly or indirectly to domestic juice manufacturers and exported primarily via distributors to Asia, North America, Europe and the Middle East. Our general sales agreement with distributors requires that the distributors pay us after we deliver our products to them, which is not contingent on resale to end users. Our credit terms for distributors with good credit history are from 30 days to 90 days. Distributors have no contractual right to return our products and we are not required to rebate or credit any amounts paid if we subsequently reduce the price of our products.

We sell our Hedetang branded bottled fruit juice beverages and fruit cider beverages domestically primarily to supermarkets in the PRC through distributors, and we also export our Hedetang branded bottled fruit juice beverages outside of China directly or indirectly through distributors.

In addition to concentrated juice products and juice beverages, we generate other revenue from sales of apple spice, kiwifruit seeds and fresh kiwifruit. These products are mainly sold to Chinese customers.

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Cost of Sales

Our cost of sales consists primarily of the cost for raw materials, including various fresh fruit, packing barrels, pectic enzyme, amylase, auxiliary power fuels and other power sources such as coal, electricity and water, bottles, packaging materials, and expenses associated with the operations of our manufacturing facilities.

We determine cost of sales on the basis of the average cost of inventory methods. For purposes of determining our cost of sales of kiwifruit seeds, we apply the relative sales value costing method. In calculating the gross margin of kiwifruit seeds, we applied the weighted average method to simplify the calculation. In applying this method, we first calculated the average revenue of kiwifruit seeds and kiwifruit juice that can be produced from one ton of kiwifruit, based on our estimate in a normal production situation in the applicable period. This percentage is then applied to actual cost for the production of kiwifruit juice to calculate the actual cost of sales for kiwifruit seeds and concentrated kiwifruit juice in the period covered by the financial statements.

The shipping and handling expenses of $1,180,328 and $4,400,044 for fiscal years 2016 and 2015, respectively, are reported in the Consolidated Statement of Comprehensive Income as a component of selling expenses. The decrease in shipping and handling expenses was mainly due to a decrease in customer orders.

The largest component of our cost of sales is the cost for fresh fruit. We purchase fresh fruit and other raw materials from local markets and fruit growers that deliver directly to our plants. Our raw material supply chain is highly fragmented and raw fruit prices are highly volatile.  We generally do not enter into long-term purchase agreements for fresh fruit.

Operating Expenses

We classify our operating expenses into three categories: general and administrative, selling, and research and development. Our operating expenses consist primarily of personnel costs, which include salaries, bonuses, payroll taxes and employee benefit costs. Other expenses include advertising and promotional costs, shipping and handling costs not billed to customers, facilities costs and legal, audit, tax, consulting and other professional service fees.

The government owns all of the land in the PRC.  Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government.  Accordingly, we pay for land use rights in advance and such prepayments are being amortized and recorded as expenses using the straight-line method over the use terms of the lease, which are 40 to 50 years.  The amortization expenses were $1,222,079 and $1,672,100 for 2016 and 2015, respectively.

General and Administrative

General and administrative expenses consist primarily of personnel costs for our executive, finance, human resources and administrative personnel, legal, audit, tax and other professional fees, depreciation expenses, insurance and other corporate expenses.

Selling Expenses

Selling expenses consist primarily of freight and transportation expenses, advertising and promotional costs and personnel costs for our sales team.

Research and Development

Since 2014, the Company has suspended four research and development agreements with research institutions. We are now conducting our research and development in house and related expenses are recorded in the general and administrative expenses.

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Other Income (Expense)

Other income (expense) consists of interest we earn on our cash and cash equivalents, interest expenses on our short-term bank loans from Chinese local banks, government subsidies and other miscellaneous income or expenses.

Provision for Income Taxes

Our provision for income taxes primarily consists of corporate income taxes related to profits earned in the PRC from sales of our products. All our Chinese subsidiaries were subject to a tax rate of 25%. Our consolidated income tax rate was negative 44% and 54% in 2016 and 2015, respectively. Some of our subsidiaries generated income and we accrued income tax according to the Chinese corporate income tax rate, but some had a loss and no tax provision was made.

Our income tax expenses are comprised of U.S. and China tax accrual as computed using the tax rules and regulations for such jurisdictions.  In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), Topic 740, we evaluate material tax positions asserted on every income tax return for the technical merits as to the tax supportability under examination or tax litigation.  When we determine that a tax position is uncertain, our policy is to record a liability based on whether the tax position’s facts and circumstances on a “more likely than not” basis are supportable under tax laws and regulations.  We have had no material adjustments to the unrecognized income tax benefits since our adoption of FASB ASC 740.

Critical Accounting Policies

Management’s discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. Our financial statements reflect the selection and application of accounting policies, which require management to make significant estimates and judgments. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following reflects the more critical accounting policies that currently affect our financial condition and results of operations.

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with U.S. GAAP and this requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure at contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. The significant areas requiring the use of management estimates include the allowance for doubtful accounts receivable, estimated useful life and residual value of property, plant and equipment, provision for staff benefit, valuation of change in fair value of warrant liability, recognition and measurement of deferred income taxes and valuation allowance for deferred tax assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates.

Principles of Consolidation

Our consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements are prepared in accordance with U.S. GAAP. This basis differs from that used in the statutory accounts of SkyPeople (China), Hedetang Food (China), Hedetang Holding, Huludao Wonder, Xi’an Cornucopia, Xi’an Hedetang Juice Beverages, Yingkou, Shaanxi Qiyiwangguo, Hedetang E-commerce, SkyPeople Suizhong, Agriculatural Plantation Mei Counting, Food Industry Yidu, Food Industry Jingyang, Guo Wei Mei, Agriculture Plantation Yidu, Trading Market Yidu, Trading Market Mei County and Hedetang Plantations, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with U.S. GAAP.

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Fair Value of Financial Instruments

On January 1, 2009, the Company adopted FASB Accounting Standard Codification Topic on Fair Value Measurements and Disclosures (“ASC 820”), which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. In February 2008, FASB deferred the effective date of ASC 820 by one year for certain non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company adopted the provisions of ASC 820, except as it applies to those non-financial assets and non-financial liabilities for which the effective date has been delayed by one year.

ASC 820 establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable input, which may be used to measure fair value and include the following:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Input other than Level 1 that is observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other input that is observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable input that is supported by little or no market activity and that is significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 605, Revenue Recognition. Revenue from sales of products is recognized upon shipment or delivery to customers, provided that persuasive evidence of sales arrangements exist, title and risk of loss have been transferred to the customers, the sales amounts are fixed and determinable and collection of the revenue is reasonably assured. Customers have no contractual right to return products. Historically, the Company has not had any returned products. Accordingly, no provision has been made for returnable goods. The Company is not required to rebate or credit a portion of the original fee if it subsequently reduces the price of its product and the distributor still has rights with respect to that product.

Foreign Currency and Other Comprehensive Income

The financial statements of the Company's foreign subsidiaries are measured using the local currency as the functional currency; however, the reporting currency of the Company is the United States dollar (“USD”). Assets and liabilities of the Company’s foreign subsidiaries have been translated into USD using the exchange rate at the balance sheet date, while equity accounts are translated using historical exchange rate. The average exchange rate for the period has been used to translate revenues and expenses.  Translation adjustments are reported separately and accumulated in a separate component of equity (cumulative translation adjustment).

Other comprehensive income for the year ended December 31, 2016 and 2015 represented foreign currency translation adjustments and were included in the consolidated statements of comprehensive income.

There is no guarantee the RMB amounts could have been, or could be, converted into USD at rates used in translation.

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Income Taxes

Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each period end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

ASC 740 provides guidance for recognizing and measuring uncertain tax positions, and it prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. ASC 740 also provides accounting guidance on derecognizing, classification and disclosure of these uncertain tax positions. The adoption of ASC 740 did not have a material impact on the Company’s consolidated financial statements.

Impairment of Long-Lived Assets

In accordance with the FASB ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property, plant and equipment and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the fiscal year 2015, the Company’s subsidiary Yinkou had no production activities due to a market demand decline for concentrated apple juice, and Yinkou also had no production in year 2016 because it had difficulty in remaining competitive in apple juice market. In fiscal year 2015, the Company recognized an impairment loss of $2.38 million with respect to the concentrated fruit juice production equipment in Yingkou. In fiscal year 2016, the Company’s recorded an impairment loss of $2.1 million with respect to the concentrated fruit juice production equipment in Yingkou.

The Company’s Huludao Wonder operation, a subsidiary which produces concentrated apple juice, suffered continued operating losses in the three fiscal years ended December 31, 2016 and the cash flows were minimal during the same three fiscal years. Thus, in December 2016, we established a restructuring plan to close Hudludao Wonder Operation. In fiscal year 2016, the Company’s recorded an impairment loss of $2.4 million with respect to the concentrated fruit juice production equipment in Huludao Wonder.  The Company plans to sell the assets of Huludao Wonder to a third party upon favorable circumstances.

Accounts Receivable

Accounts receivable are recognized and carried at the original invoice amount less an allowance for any uncollectible amount. We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to our customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for potential bad debts if required.

We determine whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance as necessary.

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Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that we should abandon such efforts.

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers. Bad debt expense was $115,880 and $2,326,194 during the years ended December 31, 2016 and 2015, respectively. As we had fewer sales in 2016 compared to the previous year, the accounts receivables and estimated potential bad debt also decreased. Our credit term for distributors with good credit history is from 30 days to 120 days. As of December 31, 2016 and 2015, accounts receivables of $2,130,747 and $2,801,211 have been outstanding for over 120 days.

Government Subsidies

A government subsidy is recognized only when the Company complies with any conditions attached to the grant and there is reasonable assurance that the grant will be received.

The government subsidies recognized were $30,213 and $1,204,649 for the years ended December 31, 2016 and 2015 respectively, and are included in other income. Subsidy income for 2016 and 2015 mainly represents the value-added tax rebates provided on our exports. The subsidy income decreased in 2016 as we had fewer exports in 2016 as compared to the previous year.

Recent Accounting Pronouncements

In January 2016, the FASB issued an amendment to its accounting guidance related to recognition and measurement of financial assets and financial liabilities. The amendment addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The amendment will be effective for us beginning in our first quarter of fiscal year 2019. We are evaluating the impact of adopting this amendment to our consolidated financial statements.

In February 2016, the FASB issued a new standard on accounting for leases. The new standard is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet. The new standard will continue to classify leases as either finance or operating, with classification affecting the pattern of expense recognition in the statement of earnings. The new standard is required to be adopted using a modified retrospective method to each prior reporting period presented with various optional practical expedients. The new standard will be effective for us beginning in our first quarter of fiscal year 2020 with early adoption permitted. We are evaluating the impact of adopting this amendment to our consolidated financial statements.

In March 2016, the FASB issued an amendment to its accounting guidance related to employee share-based payments. The amendment simplifies several aspects of the accounting for employee share-based payments including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The amendment will be effective for us beginning in our first quarter of fiscal year 2018 with early adoption permitted. We are evaluating the impact of adopting this amendment to our consolidated financial statements.

In August 2016, FASB issued “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments.” The issues include but are not limited to the classification of debt prepayment and debt extinguishment costs, payments made for contingent consideration for a business combination, proceeds from the settlement of insurance proceeds, distributions received from equity method investees and separately identifiable cash flows and the application of the predominance principle. This update is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating the provisions of this standard and assessing its impact on the Company's consolidated financial statements and disclosures.

In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, which amended the guidance on performance obligation disclosures and makes technical corrections and improvements to the new revenue standard. The standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, and permits early adoption on a limited basis. The update permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the effect the adoption of these standards will have on the Company’s consolidated financial statements.

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Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

Comparison of Operation Results of years ended December 31, 2016 and 2015

Revenue

The following table presents our consolidated revenues for our main products for the fiscal years 2016 and 2015, respectively, (in thousands):

	Year ended December 31,		% of
	2016	2015	change
Concentrated apple juice and apple aroma	$7,708	$19,806	(61%)
Concentrated kiwifruit juice and kiwifruit puree	725	9,203	(92%)
Concentrated pear juice	9,262	13,426	(31%)
Fruit juice beverages	14,768	44,004	(66%)
Other	1,944	1	1943%
Total	$34,407	$86,440	(60%)

Revenue decreased from $86.4 million in 2015 to $34.4 million in 2016, representing a decrease of 60%, or $52.0 million. This decrease was due to a decrease in sales for all of our products, except an increase in sales in other fruit-related products.

Sales generated from apple related products decreased from $19.8 million in 2015 to $7.7 million in 2016, representing a decrease of 61%. During 2016 and 2015, we sold 7,705 and 16,537 tons of concentrated apple juice and apple aroma, representing a decrease of 53.4% in the amount of apple-related products sold. Most of our concentrated apple juice was sold directly or indirectly to the international market. In 2016, international demand of concentrated apple juice from China continued to drop. According to the data provided by the Chinese Customs, the amount of exported concentrated apple juice from China declined by 7% in year 2016 as compared to 2015. Over the past three years, the purchase price of fresh apples has increased, with the marked exception of the fourth quarter of 2016, but the sales price of concentrated apple related products was low in 2016. Because of the negative trends in the international market and estimated lower margins, our YingKou and Huludao Wonder factories did not operate their concentrated apple juice production facilities in 2016, which caused a lower inventory of concentrated apple juice. In 2016, we recorded impairment expenses of $2.1 million of machinery of Yingkou factory, and $2.4 million with respect to the concentrated fruit juice production equipment in Huludao Wonder. In 2015, we recorded impairment expenses of $2.4 million of machinery of Yingkou factory.

Sales from concentrated kiwifruit juice and kiwifruit puree decreased by 92%, from $9.2 million in 2015 to $0.7 million in 2016. The decrease was primarily a result of the decreased volume of products sold in 2016 as compared to 2015. During 2016 and 2015, we sold 327 and 6,598 tons of concentrated kiwifruit juice and kiwifruit puree, respectively.

Sales of concentrated pear juice decreased by 31%, from $13.4 million in 2015 to $9.3 million in 2016. During 2016 and 2015, we sold 11,107 and 12,409 tons of concentrated pear juice, respectively, representing a decrease of 10.5%. The decrease of revenue generated from concentrated pear juice was mainly due to the decreased volume of concentrated pear juice sold. Due to unexpected weather conditions in the 2015 pear harvest season, the amount of available raw material supplies was low in early 2016. As a result of these weather conditions, the squeezing season started later than usual, and the production amount was lower.

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Sales from our fruit juice beverages decreased from $47.0 million in 2015 to $14.8 million for 2016, representing a decrease of 66%. The decline in revenues during 2016 was primarily due to a decrease in the in-store demand of our products as a result of heavy competition in the Chinese market as consumers increased their fruit juice beverage purchases through on-line home delivery of groceries instead of through the traditional in-store supermarkets in which we sell our products.

Sales from our other products were $1.9 million in 2016, and we had approximately $1,000 in sales from other products in 2015. The amount of sales of other products is expected to be unstable and is generally not indicative of our future sales of other products.

Gross Margin

	2016		2015
	Gross profit	Gross margin	Gross profit	Gross margin
Concentrated apple juice and apple aroma	$1,985	26%	$1,635	8%
Concentrated kiwifruit juice and kiwifruit puree	62	9%	1,544	17%
Concentrated pear juice	2,101	23%	4,764	35%
Fruit juice beverages	4,692	32%	18,181	41%
Others	333	17%	1	100%
Total	$9,173	27%	$26,125	30%

Gross profit decreased from $26.1 million in 2015 to $9.2 million in 2016 mainly due to a decrease in revenue. The gross profit margin was 27% and 30% for 2016 and 2015, respectively.

Gross margin for concentrated apple juice and apple aroma were 26% and 8% for 2016 and 2015, respectively. The improvement in gross margin was mainly due to a decrease in the purchase price of concentrated apple juice from our suppliers during the fourth quarter of 2016.  Our YingKou and Huludao Wonder factories did not operate their concentrated apple juice production facilities in 2016, which caused a lower inventory of concentrated apple juice. We purchased concentrated apple juice from our suppliers and sold to our customers to satisfy our customers’ needs.

Gross margin for concentrated kiwifruit juice and kiwifruit puree decreased from 17% for 2015 to 9% for 2016, primarily due to lower production during 2016, which resulted in a higher ratio of fixed expenses to the unit cost of our products. We also reduced the sales prices of our products as a result of lower market demand in 2016.

Gross margin for concentrated pear juice decreased from 35% for 2015 to 23% for 2016 primarily due to the higher costs of raw material.

Gross margin of fruit juice beverages decreased from 41% in 2015 to 32% in 2016 primarily due to the lower prices of our products as a result of heavy competition.

Gross margin for other products was 17% in 2016 and 100% in 2015. Given the relatively low amount of production and sales of other products, their gross margin is expected to be unstable.

Operating Expenses

The following table presents consolidated operating expenses and operating expenses as a percentage of revenue for 2016 and 2015, respectively:

	2016		2015
	Amount	% of revenue	Amount	% of revenue
General and administrative	$5,010,222	15%	$10,684,077	12%
Selling expenses	1,932,148	6%	5,196,657	6%
Total operating expenses	$6,942,370	21%	$15,880,734	18%

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General and administrative expenses decreased by $5.7 million or 53% to $5,010,222 in 2016 from $10,684,077 in 2015. The decrease in general and administrative expenses was mainly due to a decrease in our employee headcount during 2016, as a result of lower production and competitive market conditions in China.

Selling expenses decreased to $1,932,148 in 2016 as compared to $5,196,657 for 2015, a decrease of 63% or $3,264,509, mainly due to the reduced amount of sales generated during 2016.

Income from Operations

Income from operations decreased to $2,231,102 for 2016 from $10,244,067 in 2015, representing a decrease of $8,012,965. The increase in loss from operations mainly due to a 78% decrease in revenue, which was partially offset by a decrease in total operating expenses.

Other Expense, Net

Other expense, net was $1,262,972 for 2016, compared to $2,329,867 for 2015. Subsidy income reduced from $1,204,649 in 2015 to $16,738 in 2016. Subsidy income for 2016 and 2015 mainly represents the value-added tax rebates provided on our exports. Interest expense for 2016 was $1,659,300, representing a decrease of $2.2 million or 57%, as compared to interest expense of $3,885,018 for 2015. The decrease was primarily due to lower bank loan amounts and interest rates on our bank loans in 2016 as compared to 2015. Other income was $207,386 for 2016 as other expenses of $1,413 for 2015. Other expenses for 2015 was manly for consulting fees related to a capital lease. Other income for 2016 was mainly consisted of translation income from export business.

Income Taxes

Our provision for income taxes decreased from $4,267,350 in 2015 to $1,601,967 in 2016. The decrease in income tax provision was mainly due to the reduced amount of income before tax generated in 2016 as compared to that in 2015. Our consolidated income tax rate was negative 44% and 54% for the twelve months ended December 31, 2016 and 2015, respectively. Some of our subsidiaries generated income and we accrued income tax according to the Chinese corporate income tax rate, but some subsidiaries recorded a loss and no tax provision was made.

Noncontrolling Interests

As of December 31, 2016, SkyPeople (China) held a 91.15% interest in Shaanxi Qiyiwangguo and Hedetang Holding (HK) held a 73.42% interest in SkyPeople (China). TSD held a 26.36% interest in Skypeople (China). Net income attributable to noncontrolling interests decreased mainly due to the decrease in the net income generated from Shaanxi Qiyiwangguo and SkyPeople (China).

Loss from Discontinued Operations

Loss from discontinued operations was $4,785,187 for fiscal year 2016, which was mainly for general and administrative expenses related to the Company’s operation in Huludao, which was wound down in 2016.

Income (Loss) from Continuing Operations before Minority Interest and Net Income

Income from continuing operations before minority interest decreased by $6,946,069 from $7,914,200 in 2015 to $968,131 in 2016 as the result of a decrease in income from operations, which was partially offset by a decrease in other expenses and income provision, as previously discussed. Net loss for fiscal 2016 was $5,545,471, an increase of $8,494,206 compared to an income of $2,948,735 in fiscal 2015.

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Earnings per Share

Basic and diluted loss per share from continuing operations were $0.19 in fiscal 2016, as compared to an income of $0.11 for fiscal year 2015. Basic and diluted loss per share attributable to discontinued operations was $1.22 for fiscal year 2016.

Liquidity and Capital Resources

As of December 31, 2016, we had cash, cash equivalents and restricted cash of $1,143,585, a decrease of $51,943,285, from $53,086,870 as of December 31, 2015. The decrease in cash was mainly due to a deposit of RMB 200 million (approximately $30 million) in the second quarter of 2016 for the purchase 833.5 mu of kiwifruits orchard in Mei County, a payment of RMB 250 million (approximately $37.4 million) for 10 years’ leasing fees for the lease of 20,000 mu of kiwifruits orchard in Mei County, and a payment of RMB 160 million (approximately $24.0 million) for 10 years’ leasing fees for the lease of 8,000 mu of orange orchard in Yidu city. On April 12, 2017, the Company entered into a Securities Purchase Agreement for the amount of $2,672,500, before deducting fees to the placement agent and other estimated offering expenses payable by the Company.  We expect the projected cash flows from operations, anticipated cash receipts, cash on hand, and trade credit to provide sufficient capital to meet our projected operating cash requirements at least for the next 12 months, which does not take into account any expenditures related to the potential expansion of our current production capacity.

Our working capital has historically been generated from our operating cash flows, advances from our customers and loans from bank facilities. Our working capital was $24,651,772 as of December 31, 2016, a decrease of $17,624,774 from working capital of $42,276,546 as of December 31, 2015 mainly due to a decrease in current assets and an increase in current liabilities. In 2016, net cash used in our operating activities was $34,435,374 compared to a positive cash inflow $104,262,788 in 2015. The decrease was primarily due to a decrease in net income of $8.5 million in 2016 as compared to 2015.

In 2016 and 2015, our investing activities used net cash of $21,036,858 and $20,810,162, respectively. In 2016, we made a refundable deposit about $30 million pursuant to the letter of intent to purchase the kiwifruits orchard, $37.4 million for the lease of the kiwifruits orchard in Mei County and $24 million for the lease of the orange orchard in Yidu city, in each case as discussed above.

In 2016, cash used in our financing activities was $24,102,790 as compared to $60,411,274 in 2015. The increase in cash inflow from financing activities was mainly due to an increase in capital contributions of $17,355,246 in connection with the sale of a minority ownership stake in SkyPeople China by SkyPeople HK to Shenzhen TianShunDa Equity Investment Fund Management Co., Ltd. (“TSD”), as more fully described below.

During 2016, the Company repaid $2,078,155 on bank loans as compared to repayment of $828,505 for 2015 as we had a higher balance of bank loans due during 2016 as compared to 2015.

On March 11, 2016, SkyPeople HK, a wholly-owned subsidiary of the Company and a then 99.78% owner of SkyPeople China entered into a Share Transfer Agreement and a Capital Contribution (the “Agreements”) with TSD, a limited liability corporation registered in China. Pursuant to the Agreements, TSD paid $16,641,291 and acquired 112,809,100 shares of SkyPeople China from SkyPeople HK, resulting in TSD owning 112,809,100 shares, or 26.36%, of SkyPeople China.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to shareholders.

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OUR BUSINESS

Products and Market

Through our indirect subsidiaries in the PRC, we are engaged in the production and sale of (1) fruit juice concentrates (including fruit purees, concentrated fruit purees and concentrated fruit juices); (2) fruit beverages (including fruit juice beverages and fruit cider beverages); and (3) other fruit-related products (including primarily organic and non-organic fresh fruits, dried fruit, preserved fruit, fructose) in and from the PRC.

We were recognized and certified as the Leading Agricultural Commercialization Enterprise of Shaanxi Province by Shaanxi Agricultural Bureau in March 2016. In November 2016, we were recognized and certified as the Star Enterprise in Agricultural Industrialization in Shaanxi Province, China. In December 2016, we were awarded the title of The Demonstration Enterprise in Industrial Convergence Innovation. Our Company was granted an AA level Certificate of the Standard and Good Conduct Enterprise by the Standardization Administration of China (“SAC”) in April 2015, and a Best Small and Middle Enterprises by Forbes China in 2011. Our concentrated pear juice and concentrated kiwi juice were awarded the Most Famous Products in Shaanxi Province by the People’s Government of Shaanxi in February 2012. The certificate was renewed in 2014; the period of validity of new certificate is from December 2015 to December 2017. Our fruit juice concentrates, which primarily include apple, pear and kiwi, are sold to domestic customers and exported directly or via distributors to customers in Asia, North America, Europe, Russia and the Middle East. Our Hedetang branded fruit juice concentrates were awarded the Famous Brand in Shaanxi Province by the Shaanxi Government in February 2015. This award will expire in December 2017. We sell our Hedetang branded bottled fruit beverages domestically, primarily to supermarkets in the PRC. Our brand name “Hedetang” was awarded the Most Famous Brand in Shaanxi Province by the Shaanxi Administration Bureau for Industry and Commerce, and this award will expire in December 2018.

Our Huludao Wonder operation, a subsidiary which produces concentrated apple juice, suffered continued operating losses in the three fiscal years ended December 31, 2016 and the cash flows were minimal during the same three fiscal years. Thus, in December 2016, we established a restructuring plan to close our Hudludao Wonder operation.

Specialty fruit juices, or “small breed” fruit juices, are juices squeezed from fruits that are grown in relatively small quantities such as kiwi juice, mulberry juice, turnjujube juice and pomegranate juice. Currently, our specialty juice beverage offerings include pear juice, kiwi juice and mulberry juice. At the end of 2016, we possessed 21 patents and proprietary technologies in the processing technology of specialty fruit juice and gained a number of honors and qualifications in the fruit juice industry.

We intend to complete our current construction in progress, which will help to further diversify our business to reduce market risk, and also expand our distribution channel of fruit juice beverages to meet increasing customer demand.

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Organizational Structure

Our current organizational structure is set forth in the diagram below:

(1) Xi’an Qinmei Food Co., Ltd., an entity not affiliated with the Company, owns the remaining 8.85% of the equity interest in Shaanxi Qiyiwangguo.

(2) Formerly known as Shaanxi Tianren Organic Food Co. Ltd.

(3) Hedetang Foods Industry (Yidu) Co., Ltd., formerly known as SkyPeople Juice Group Yidu Orange Products Co., Ltd., was established on March 13, 2012. Its scope of business includes deep processing and sales of oranges.

(4) Hedetang Agricultural Plantations (Yidu) Co., Ltd., formerly known as Hedetang Fruit Juice Beverages (Yidu) Co., Ltd., was established on March 13, 2012. Its scope of business includes the planting, acquisition and sales of vegetables, fruits, flowers, farm products; fresh fruit picking; research, training and promotion of planting and breeding technology.

(5) SkyPeople (Suizhong) Fruit and Vegetable Products Co., Ltd. was established on April 26, 2012. Its scope of business includes the initial processing, quick-frozen and sales of agricultural products and related by-products.

(6) Hedetang Farm Products Trading Market (Mei County) Co., Ltd., formerly known as SkyPeople Juice Group (Mei County) Kiwi Fruit and Farm Products Trading Market Co., Ltd. (“Kiwi Fruit & Farm Products”) was established on April 19, 2013. Its scope of business includes preliminary processing of agricultural and subsidiary products, establishment of trading market for agriculture products, and similar activities.

(7) Shaanxi Guo Wei Mei Kiwi Deep Processing Co., Ltd. was established on April 19, 2013. Its scope of business includes producing kiwi fruit juice, kiwi puree, cider beverages, and similar products.

(8) Xi’an Hedetang Fruit Juice Beverages Co., Ltd. (“Xi’an Hedetang”) was established on March 31, 2014. Its scope of business includes the production and sales of fruit juice beverages.

(9) Xi’an Cornucopia International Co., Ltd. (“Cornucopia”) was established on July 2, 2014. Its scope of business includes the retail and wholesale of pre-packaged food.

(10) Shaanxi Fruitee Fun Co., Ltd. (“Fruitee Fun”) was established on July 3, 2014. Its scope of business includes retail and wholesale of pre-packaged food. Shaanxi Fruitee Fun Co., Ltd. (also known as Shaanxi Guoweiduomei Beverage Co., Limited) changed its name to Hedetang Foods Industry (Xi'an) Co., Ltd. (“Foods Industry Xi'an”) on July 5, 2016.

(11) Hedetang Holding Group Co., Ltd., formerly known as Hedetang Holding Co., Ltd. (“Hedetang Holding”) was established on July 21, 2014. Its scope of business includes corporate investment consulting, corporate management consulting, corporate imagine design and corporative marketing planning.

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(12) The Company acquired Huludao Wonder Co. Ltd. (“Huludao”) on June 10, 2008. Its scope of business mainly includes the manufacture and sale of concentrated fruit juice and fruit juice beverages.

(13) The Company acquired Yingkou Trusty Fruits Co., Ltd. (“Yingkou”) on November 25, 2009. Its scope of business mainly includes the manufacture of concentrated fruit juice.

(14) Hedetang Foods Industry (Jingyang) Co., Ltd. was established on June 7, 2016. Its scope of business includes processing, storage and sales of farm products, fruits, tea and snacks; and research and promotion of processing technology of organic agriculture, fruit industry and agricultural products.

(15) Hedetang Farm Products Trading Market (Yidu) Co., Ltd. was established on March 23, 2016. Hedetang Farm Products Trading Market (Yidu) Co., Ltd changed its name to Hedetang Foods Industry (Yichang) Co., Ltd on May 15, 2017. Its scope of business includes construction, operation, and property management of a farm products trading market; e-commerce service of farm products; and construction and operation management of e-commerce information platform.

(16) Xi’an Hedetang E-Commerce Co., Ltd. was established on April 21, 2016. Its scope of business includes online sales of pre-packaged foods and bulk foods.

(17) The company acquired Hedetang Foods (China) Co., Ltd. (“Hedetang Foods China”) on May 18, 2016 through the acquisition of Belking Foods Holdings Group Co., Ltd., the 100% indirect shareholder of Hedetang Foods China, on the same date. The scope of business of Hedetang Foods China includes wholesale and retail of foods and beverages; import and export trade of fruit, vegetables, dried fruit; packaging; logistics and distribution; online sales; and business management consulting services.

(18) Hedetang Agricultural Plantations (Mei County) Co., Ltd. was established on September 2nd, 2016. Its scope of business includes the planting, acquisition and sales of vegetables, fruits, flowers, Chinese herbal medicine, farm products; fresh fruit picking; research, training and promotion of planting and breeding technology, development and training of E-commerce and online sales of agricultural and sideline products.

(19) Hedetang Foods Industry (Zhouzhi) Co., Ltd. was established on November 29, 2016. Its scope of business includes production, processing and sales of f kiwifruit wine, juice, puree and beverages; the storage and sales of fresh fruits; and import and export of a variety of products and technology.

(20) Future World Trading (Hong Kong) Limited (“Future World Trading (HK)”) was established on July 27, 2016, formerly known asSkyPeople International Trading (HK) Limited. It mainly engages in the import and export of food products.

(21) Xi’an RiYing Financial Management Co. Ltd (“Xi’an RiYing”) was established on January 21, 2014. Its main business scope includes financial consulting for NEEQ listed companies, M&A and reorganization planning, strategic planning for enterprise development, industrial competition analysis, financial tax planning, equity incentive system and market value management.

Corporate History

We were initially incorporated in 1998 in Florida as Cyber Public Relations, Inc. for the purpose of providing internet electronic commerce consulting services to small and medium sized businesses and did not have any material operations or revenue. On January 21, 2004, we purchased all of the outstanding share capital of Environmental Technologies, Inc., (“Environmental Technologies”), a Nevada corporation, in exchange for approximately 29,051 shares of the Company’s common stock (“Common Stock”). As a result, Environmental Technologies became our wholly-owned subsidiary and the Environmental Technologies shareholders acquired approximately 97% of our issued and outstanding Common Stock. We changed our name to Entech Environmental Technologies, Inc.

After our acquisition of Environmental Technologies, we operated through our wholly-owned subsidiary, H.B. Covey, Inc., (“H.B. Covey”), a business providing construction and maintenance services to petroleum service stations in the southwestern part of the United States and installation services for consumer home products in Southern California. In July 2007, we entered into and consummated a Stock Sale and Purchase Agreement pursuant to which we sold H.B. Covey.

We were a shell company with no significant business operations after we sold H.B. Covey. As a result of the consummation of a reverse merger transaction, on February 26, 2008 we ceased being a shell company and became an indirect holding company for SkyPeople (China) through Pacific. In May 2008, we changed our name to SkyPeople Fruit Juice, Inc.

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On June 10, 2008, we acquired Huludao Wonder from Shaanxi Hede Investment Management Co., Ltd., (“Hede”), for a total purchase price of RMB 48,250,000, or approximately $6,308,591, based on the exchange rate on June 1, 2007. The payment was made through the offset of related party receivables. Prior to that, we operated our apple concentrate business out of the facilities of Huludao Wonder under a one-year lease agreement with Hede.

On June 17, 2009, we incorporated a new Delaware corporation called Harmony to be a wholly owned subsidiary of the Company with offices initially in California to act as a sales company for the Company. The total number of shares of capital stock that Harmony has authority to issue is 3,000 shares, all of which are Common Stock with a par value of $1.00 per share. On June 20, 2009, HMN was registered in the State of California to transact business in such state. HMN has not yet commenced operations and the Company plans to close down this dormant subsidiary.

On November 25, 2009, we acquired Yingkou for a purchase price of RMB 22,700,000 (or $3,325,569 based on the exchange rate of December 31, 2009), pursuant to the Stock Purchase Agreement that SkyPeople (China) entered into with Shaanxi Boai Pharmaceutical & Scientific Development Co., Ltd. (“Shaanxi Boai”, formerly known as “Xi’an Dehao Investment & Consultation Co., Ltd.”), on November 18, 2009. Yingkou commenced operating activities in the fourth quarter of 2010.

On March 13, 2012, we established Foods Industry Yidu (formerly known as SkyPeople Juice Group Yidu Orange Products Co., Ltd.) to engage in the business of deep processing and sales of oranges.

On March 13, 2012, we established Agricultural Plantations Yidu, (formerly known as Hedetang Fruit Juice Beverages (Yidu) Co., Ltd.) to engage the business of production and sales of fruit juice beverages.

On April 26, 2012 we established SkyPeople Suizhong to engage in the business of initial processing, quick-frozen and sales of agricultural products and related by-products.

On May 28, 2012, we acquired Hededetang Holdings (Asia-Pacifc) to engage in the store and sales of pre-packed foods, production and sales of fruit juice beverages through its controlling of its subsidiaries.

On April 19, 2013, we established Trading Market Mei County (formerly known as SkyPeople Juice Group (Mei County) Kiwi Fruit and Farm Products Trading Market Co., Ltd.) to engage in preliminary processing of agricultural and subsidiary products, the establishment of trading market and similar activities.

On April 19, 2013, we established Guo Wei Mei to engage in the business of producing kiwi fruit juice, kiwi puree and cider beverages, and similar products.

On March 31, 2014, we established Xi’an Hedetang to engage in the business of production and sales of fruit juice beverages.

On July 2, 2014, we established Xi’an Cornucopia to engage in the business of the retail and wholesale of pre-packaged food.

On July 3, 2014, we established Foods Industry Xi’an (formerly known as Shaanxi Fruitee Fun Co., Ltd.) to engage in the business of the retail and wholesale of pre-packaged food.

On July 21, 2014, we established Hedetang Holding to engage in the business of the retail and wholesale of pre-packaged food, research and development regarding pre-packaged food, bio-tech, machinery and packages, export of manufactured products and technology, business consulting and marketing planning.

On October 16, 2015, SkyPeople signed a Share Purchase Agreement with Skypeople International Holdings Group Limited to sell 5,321,600 shares of its common stock at $1.50 per share to Skypeople International Holdings Group Limited. The purchase price of $7,928,400 was paid by the cancellation of the loan from Skypeople International Holdings Group Limited to Skypeople under the loan agreement dated February 18, 2013, and renewed on February 18, 2014, in its principle amount. The remaining loan amount and interest owed was paid in cash.

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On November 16, 2015, Agricultural Plantations Yidu (formerly known as Hedetang Fruit Juice Beverages (Yidu) Co., Ltd.) signed a construction agreement with China Yi Ye Group Co. Ltd. to engage China Yi Zhi Group Co. Ltd. to establish an orange comprehensive deep processing zone in Yidu. On November 23, 2015, construction began on the agricultural products trading market. The Company plans to finish the construction of the office building, R&D center, fruit juice production facility, cold storage and other areas in the second quarter of 2017, and construction on the distribution center is planned to be completed by the last quarter of 2017.

The Yidu project includes the establishment of:

1.	one modern orange distribution and sales center (the “distribution center”);

2.	one orange comprehensive utilization deep processing zone (the “deep processing zone”), including:

a) one 45 ton/hour concentrated orange juice and byproduct deep processing production line;

b) one bottled juice drink production line with a capacity to produce 6,000 glass bottles per hour;

c) one storage freezer facility with a capacity to store 20,000 tons of concentrated orange juice; and

d) general purpose facilities within the zone, office space, general research and development facilities, service area, living quarters and other ancillary support areas.

On March 11, 2016, SkyPeople China entered into a Share Transfer Agreement and a Capital Contribution (the “Agreements”) with Shenzhen TianShunDa Equity Investment Fund Management Co., Ltd. (the “TSD”), a limited liability corporation registered in China. Pursuant to the Agreements, TSD shall acquire 112,809,100 shares of SkyPeople China from SkyPeople HK and shall make a total capital contribution RMB 131,761,028.80 (approximately $20,270,928) to SkyPeople China, which is calculated based upon 8 times of SkyPeople China’s net profit per share for 2014 (about RMB 0.146 per share) multiplied by 112,809,100 shares. On March 18, 2016, TSD made a capital contribution of RMB 112,809,100 out of the RMB 131,761,029 (the “Capital Contributions”) as payment for the outstanding capital contribution due to SkyPeople China by SkyPeople HK. On May 9, 2016, TSD made a capital contribution of the remaining RMB 18,951,929 (approximately $2,915,681) as an additional capital contribution to SkyPeople China, which was deposited into SkyPeople China’s capital surplus account. Following SkyPeople China’s receipt of the full Capital Contributions, the shares were transferred, resulting in TSD owning 112,809,100 shares, or 26.36%, of SkyPeople China.

On March 23, 2016, we established Trading Market Yidu to construct, operate, and manage property of the farm products trading market.

On April 21, 2016, we established Hedetang E-Commerce Co., Ltd. to sale pre-packaged foods and bulk foods online.

On May 18, 2016, we acquired Hedetang Foods China through the acquisition of Belkin to wholesale and retail of foods and beverages, import and export fruit, vegetables and dried fruit.

On June 7, 2016, we established Foods Industry Jingyang to engage in the business of processing, storage and sales of farm products, fruits, tea and snacks. This company has not commenced operations as of this report date.

On September 2, 2016, we established Agricultural Plantations Mei County to plant, acquire and sale vegetables, fruits, flowers, Chinese herbal medicine and other farm products.

On November 4, 2016, we acquired Future World Trading (HK) to engage in the import and export of food products.

On November 28, 2016, we acquired SkyPeople Foods to engage in the production and sale of foods and beverages through its subsidiaries.

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On November 29, 2016, we established Foods Industry Zhouzhi to produce, process and sale kiwifruit wine, juice, puree and beverages. This company has not commenced operations as of this report date.

On November 30, 2016, we acquired FullMart to engage in foods trading business through its subsidiaries.

In December 2016, we established a restructuring plan to close our Hudludao Wonder operation.

Industry and Principal Markets

Global Market

The fruit juice processing industry is an emerging industry in the PRC. Consumption of fruit juice beverages has grown and sales have increased rapidly in recent years due to the increasing health consciousness of consumers and the natural and healthy qualities of fruit juice beverages. According to Information Management Research Centre, the global market for fruit juice and nectars has grown at a Compound Annual Growth Rate of around 1.6% during the period between 2009 and 2016, reaching a volume of 43.6 billion litres in 2016.

In the past ten years, the quantity and revenue of exported concentrated apple juice from China continued to drop. In 2007, China exported 1.031 million tons of concentrated apple juice with a value of $1.233 billion, which accounts for 51.2% of the world total. In 2016, China exported only 506,563 tons of concentrated apple juice with a value of $0.546 billion. In 2016, the revenue of concentrated apply juice exported from China reduced by 2.55% compared with the previous year, and the volume of concentrated apply juice exported from China reduced by 6.91% compared with the previous year. The reduction of exported concentrated apple juice from China is mainly due to heavy competition in Europe.

The PRC Market

The PRC has the world’s largest population, but the consumption of fruit juice beverages is relatively low. According to the report “China Fruit Juice Beverages Business and Market Analysis” published by the PRC Food and Agriculture Export Association, www.Chinajuice.org, the annual per capita consumption of fruit beverages in the PRC in 2009 was approximately 1 kilogram, which accounted for only 13% of the average world per capita consumption and 4% of the average per capita consumption in industrialized countries. In 2010, Chinese fruit juice production reached 17 million tons, an increase of 20.6% compared to 2009. In 2014, fruit juice consumption was RMB8.2 billion, an increase of 3% compared to the previous year. According to Nelson's latest 2016 China FMCG Forecast Report, as of October 2015, the consumption of juice beverages increased by 4.4% compared to the previous year. The growth rate of the revenue from fruit juice and fruit juice drink has ranked first compared with other food related industries. We believe that the increasing health consciousness of consumers and the quality of living powered by the PRC’s economic growth will continue to fuel the demand for our fruit juice products.

Marketing, Sales and Distribution

We market our products through three primary methods: direct contact with foreign businesses, attendance at international exhibitions and sales made through trade websites. Our marketing and sales teams work closely together to maintain a consistent message to our customers.

The sales team is divided into three subdivisions, focusing on the sales of fruit juice concentrates, fruit beverage products and derivative products, respectively.

We sell our fruit juice concentrates both domestically and internationally, while we have only sold our fruit beverages domestically. We sell our products either indirectly through distributors with good credit history or directly to end-users.

Our export business is primarily comprised of fruit juice concentrates. The export of our fruit juice concentrates is handled internally by our international trade department, which has 6 employees.

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The North American and European markets represent a large portion of apple and pear concentrate consumption. The U.S. market is a highly mature market with stable growth for apple concentrate. The European market has been a target market since our inception. Apple concentrate is used to produce many beverages and wines consumed by Europeans. The Middle East is also a target market for our apple juice concentrate. Our sales of concentrated apple and pear juice in these markets have declined in the past few years, mainly due to the heavy competition in the international market.

The Chinese market drives our fruit beverage sales, with most beverages sold through provincial, city and county-level agents. We also sell directly to hotels, supermarkets and similar outlets in smaller quantities. Our fruit beverage sales are carried out by a team of 56 employees. Historically, we have only sold our fruit beverages regionally in Shaanxi Province and some neighboring cities in the PRC. We currently sell our fruit beverages to over 100 distributors and more than 20,000 retail stores in approximately 20 provinces.

Our kiwifruit products are targeted at the European, Southeast Asian, South Korean, Japanese, Middle Eastern, Mainland Chinese and Taiwanese markets. The growth of our kiwifruit concentrate and kiwifruit beverages has exceeded the growth rate of any other product we offer.

Competition

The markets in which we operate are competitive, rapidly evolving and subject to shifting customer demands and expectations. We believe that a number of companies are producing products that compete directly with our product offerings and some of our competitors have significantly more financial resources than we possess.

Our apple juice concentrate competitors include Sdic Zhounglu Fruit Juice Co., Ltd., Yantai North Andre (Group) Juice Co., Ltd., Shaanxi Hengxing Fruit Juice and Shaanxi Haisheng Juice Holdings Co., Ltd. We also compete with fruit juice companies such as Wahaha, Huiyuan, Nongfu Guoyuan, Tongyi and Meizhiyuan.

We believe our competitive advantages include our modern equipment and our proprietary processes for the production of specialty fruit juices or small breed fruit juices. We currently possess 21 patents for technologies in fruit juice production. Our current specialty fruit juice offering includes kiwifruit and mulberry related juice products. We also have technologies to produce concentrated persimmon, turnjujube, apricot, cherry, cherry tomato, sea-buckthorn, strawberry and wolfberry juices. Our technology allows us to develop and produce beverages, such as our new mulberry and kiwifruit cider beverages, which we introduced in the Chinese market in the first quarter of 2009. Our research indicates that these new beverages have higher gross margins than that of the industry average.

We believe the proximity of our manufacturing facilities to fruit farms is also one of our competitive advantages. It allows us to purchase fruit directly from fruit farmers, avoid the need for long distance transportation, minimize damages to the fruits and maximize the freshness of the fruits.

We produce fruit beverages from our fruit juice concentrates, which allows us to better control the quality of our beverages.

Raw Materials and Other Supplies

Fresh fruits, including apples, pears and kiwifruits are the primary raw materials for our products. The continuous supply of high quality fresh fruit is necessary for our current operations and our future business growth.

The PRC has the largest planting area of kiwifruit and apples in the world. Shaanxi Province, the location of two of our factories, has the largest planting area of kiwifruit and apples in the PRC. According to “Statistical Bulletin of Development of Fruit Industry in Shaanxi Province 2010,” in 2010, the kiwifruit planting area in Shaanxi Province was over 114,226 acres. In 2015, the kiwifruit planting area in Shaanxi Province was about 164,737 acres, with an output of 12.3 million tons, which is 20% of the world output and 33% of China’s total output. Pomegranate, strawberry, peach and cherry yields are also high in Shaanxi Province. Liaoning Province in the PRC, the location of our Huludao Wonder and Yingkou factories, abounds with high acidity apples. Other raw materials used in our business include pectic enzyme, amylase, auxiliary power fuels and other power sources such as coal, electricity and water.

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We purchase raw materials from local markets and fruit growers that deliver directly to our plants. We have implemented a fruit purchasing program in areas surrounding our factories. In addition, we organize purchasing centers in rich fruit production areas, helping farmers deliver fruit to our purchasing agents easily and in a timely manner. We are then able to deliver the fruit directly to our factory for production. We have assisted local farmers in their development of kiwifruit fields to help ensure a high quality product throughout the production channel. Our raw material supply chain is highly fragmented and raw fruit prices are highly volatile.

Shaanxi Province is a large agricultural and fruit producing province with sufficient resources to satisfy our raw material needs. Shaanxi Province is also the main pear-producing province in the PRC and its pear supply can generally meet our production requirements. Liaoning Province, the PRC’s center for high acidity apples, can generally supply enough apples to meet our Liaoning Province factory’s production needs.

In addition to raw materials, we purchase various ingredients and packaging materials such as sweeteners, glass and plastic bottles, cans and packing barrels. We generally purchase our materials or supplies from multiple suppliers. We are not dependent on any one supplier or group of suppliers.

On August 3, 2016, Shaanxi Guoweimei Kiwi Deep Processing Company, an indirectly wholly-owned subsidiary of the Company, signed a lease agreement for 20,000 mu (approximately 3,292 acres) of kiwifruits orchard located in Mei County, Shaanxi Province, with the Di'erpo Committe of Jinqu Village, Mei County, Shaanxi for a term of 30 years, from August 5, 2016 to August 4, 2046. On August 15, 2016, Hedetang Agricultural Plantations (Yidu) Co., Ltd., an indirectly wholly-owned subsidiary of the Company, signed a lease agreement for 8000 mu (approximately 1,317 square acres) of orange orchard located in the city of Yidu, Hubei Province, with the Yidu Sichang Farmers Association, Hubei Province, for a term of 20 years, from September 22, 2016 to September 21, 2036. The Company believes that the leasing of the orchards will help ensure the quality and safety of its products and lower its costs.

Seasonality

We can only produce fruit juice concentrates during the squeezing season generally from July or August through April of the following year, while our fruit juice beverages can be produced year round. Annual capacity of our production lines varies based on the availability of the fresh fruit and is ultimately contingent on weather and other climatic conditions leading up to and through the harvest seasons. As a result, our business is highly seasonal as sales of our products are generally higher during the squeezing season. Sales of our products during the months from March through July, or the non-squeezing season, generally tend to be lower due to a shortage of fresh fruit and a lower level of production activity. As such, our results of operations for the first and fourth quarters are generally stronger than those for our second and third quarters. We can produce fruit juice beverages year round.

We plan to broaden our fruit product offerings to expand into fruits with harvesting seasons complementary to our current fruits. This will enable us to lengthen our squeezing season, thus increasing our annual production of fruit concentrate and fruit juice beverages.

Government Regulation

Our products are subject to central government regulation as well as provincial government regulation in Shaanxi and Liaoning Provinces. Business and product licenses must be obtained through application to the central, provincial and local governments. We have obtained our business licenses to operate domestically and export products under the laws and regulations of the PRC. We obtained business licenses to conduct businesses, including an operating license to sell packaged foods such as concentrated fruit and vegetable juices, fruit sugar, fruit pectin, frozen and freeze dried fruits and vegetables, dehydrated fruits and vegetables, fruit and vegetable juice drinks, fruit cider and organic food. Business, company and product registrations are certified on a regular basis and we must comply with the laws and regulations of the PRC, provincial and local governments and industry agencies.

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In accordance with PRC laws and regulations, we are required to comply with applicable hygiene and food safety standards in relation to our production processes. Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our production activities, which could disrupt our operations and adversely affect our business.

Currently, Chinese environment laws and regulations do not negatively impact our business and our cost to comply with such laws and regulations is immaterial.

Intellectual Property

SkyPeople (China) currently possesses six proprietary technologies, including the technologies to:

●	Produce concentrated clear kiwifruit juice;

●	Produce a mulberry cider beverage;

●	Produce apricot juice concentrates;

●	Produce cherry tomato juice concentrates;

●	Produce sea-buckthorn juice concentrates; and

●	Produce wolfberry juice concentrates

We hold twenty-one active patents granted by the State Intellectual Property Office of the PRC, (“SIPO”).

A crushing and peeling device (Patent No. ZL 2011204456246)

A peeling and dirt removal device (Patent No. ZL 2011204456212)

A kiwifruit cider beverage and its production method (Patent No. ZL 2009 1 0022739.1)

A production technology for strawberry juice concentrates (Patent No. ZL 2010 1 0209900.9)

A production technology for turnjujube juice concentrates (Patent No. ZL 2010 1 0108318.3)

A production technology for cherry juice concentrates (Patent No. ZL 2010 1 0209899.X)

A production technology for persimmon juice concentrates (Patent No. ZL 2010 1 0013613.0) (granted to SkyPeople (China) on January 16, 2013)

A production technology for medlar juice concentrates (Patent No. ZL 2010 1 0227315.1) (granted to SkyPeople (China) on April 24, 2013)

A production technology for sea-buckthorn juice concentrates (Patent No. ZL 2010 1 0227303.9) (granted to SkyPeople (China) on April 24, 2013)

A production technology for tomato cherry juice concentrates (Patent No. ZL 2010 1 0207254.2) (granted to SkyPeople (China) on March 6, 2013)

A production technology for apricot juice concentrates (Patent No. ZL 2010 1 0207253.8) (granted to SkyPeople (China) on April 9, 2014)

500 ml Hedetang-branded fruit juice beverages in glass bottle label (Patent No. ZL 2012302099757) (granted to SkyPeople (China) on May 30, 2012)

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418 ml Hedetang-branded fruit juice beverages in glass bottle label (Patent No. ZL 2012302099935) (granted to SkyPeople (China) on May 30, 2012)

280 ml Hedetang-branded fruit juice beverages in glass bottle label (Patent No. ZL 2012 3 0557344.4) (granted to SkyPeople (China) on April 24, 2013)

418 ml Hedetang-branded fruit juice beverages in glass bottle label (Patent No. ZL 2012 3 0557424.X) (granted to SkyPeople (China) on April 3, 2013)

500 ml Hedetang-branded fruit juice beverages in glass bottle label (Patent No. ZL 2012 3 0557301.6) (granted to SkyPeople (China) on March 20, 2013)

236 ml Hedetang-branded fruit juice beverages in glass bottle label (Patent No. ZL 2014302060578) (granted to SkyPeople (China) on December 17, 2014)

888 ml fruit juice beverages in glass bottle label (Patent No. ZL 2014 3 0206022.4) (granted to SkyPeople (China) on February 18, 2015)

Kiwifruits box package (Patent No. ZL 2012 3 0561124.9) (granted to SkyPeople (China) on April 24, 2013)

418 ml fruits juice beverage packing box (Patent No. ZL 2012 3 0557226.3) (granted to SkyPeople (China) on April 3, 2013)

500 ml fruits juice beverage packing box (Patent No. ZL 2012 3 0557346.3) (granted to SkyPeople (China) on April 24, 2013)

We believe that these technologies are leading technologies in our industry.

In addition, using our proprietary technologies, we have developed flow-through capacitor membrane, reverse osmosis concentration and composite biological enzymolysis technology to clarify and remove murkiness from fruit juice. We believe that such are leading technologies in our industry.

We believe that our continued success and competitive status depend largely on our proprietary technology and ability to innovate. We have taken the required measures to protect the confidentiality of our proprietary technologies and processes. We rely on a combination of know-how, patent and trade secret laws, as well as confidentiality agreements to protect our proprietary rights. We will take the necessary action to seek remuneration if we believe our intellectual property rights have been infringed upon. As of December 31, 2016, we held twenty-one active patents granted by SIPO related to breaking up and separating fruit peel; removing fruit peel and fruit hair; production of various concentrated fruit juice; and bottle tags, respectively. These patents have a duration of 10 years. However, we do not have patents on certain other items of intellectual property that we possess.

We also hold registered trademarks for our “Hedetang” brand with the Trademark Bureau of the State Administration for Industry and Commerce (“SAIC”) granted on September 14, 2008 in Category 29, Category 30, Category 31 and Category 32, and on April 21, 2009 in Category 5. The trademarks expire on September 13, 2018 and April 20, 2019, respectively, and can be renewed before expiration.

We hold registered trademarks for our “SkyPeople” brand with the Trademark Bureau of the SAIC in Category 30 and Category 32 with period of validity from May 14, 2011 to May 13, 2021, and in Category 31 with period of validity from September 7, 2011 to September 6, 2021. The registration of such trademarks can be renewed before expiration.

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Employees

As of December 31, 2016, we had approximately 236 full-time employees and approximately 16 part-time employees, all of whom are located in the PRC. None of our employees are covered by a collective bargaining agreement.

Properties

Our principal executive offices are located at 16/F, China Development Bank Tower, No. 2 Gaoxin 1st Road, Hi-Tech Industrial Zone, Xi’an, Shaanxi Province, PRC 710065, and our telephone number is 86-29-88377161. The area of our office is approximately 1,400 square meters.

We operate four factories through a branch office of SkyPeople (China) and three subsidiaries of SkyPeople (China). In each of these factories, we own all the factory facilities except for land with regard to which we own land use rights. There is no private ownership of land in the PRC. All land ownership is held by the government of the PRC. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee. The chart summarizes the information of the facilities and the four factories that we operate:

Location	Products	Operator	Size	Land Use Rights Expiration Date
16th Floor, China Development Bank Tower, No. 2 Gaoxin 1st Road, Hi-Tech Industrial Zone, Xi’an, Shaanxi Province	Headquarters	N/A	1,425.96 square meters	*
Sanqu Town, Jingyang County, Xianyang City, Shaanxi Province	Concentrated apple and pear juice and concentrated kiwifruit juice	SkyPeople (China)	34,476.04 square meters	December 27, 2056
Siqun Village, Mazhao Town, Zhouzhi County, Xi’an City, Shaanxi Province	Kiwifruit puree, concentrated kiwifruit puree, and fruit beverages	Shaanxi Qiyiwangguo	23,599.78 square meters and 34,335.05 square meters	December 5, 2048 November 14, 2048
Hujia Village, Gaotai Town, Suizhong County, Huludao, Liaoning Province	Concentrated apple and pear juice and apple aroma, fruit juice beverages	Huludao Wonder**	86,325 square meters	April 20, 2054
Yuton Village, Shizijie Town, Gaizhou, Liaoning Province	Concentrated apple juice and apple aroma	Yingkou	20,732 square meters	April 5, 2055

*	Our certificate of this facility does not indicate any expiration date, although the usage of this property shall not exceed 50 years under the PRC law.

**	In December 2016, the Company established a winding-down plan to close Huludao Wonder operation. In accordance with the restructuring plan, the Company would transfer the concentrated fruit juice production equipment in Huludao Wonder to another subsidiary and sell the land use rights and facilities when there is a favorable opportunity. As the Company does not expect to sale the assets of Huludao Wonder in the near future, the assets are not recorded as assets held for sale as of December 31, 2016.

We believe that our current offices and facilities are adequate to meet our needs, and that additional facilities will be available for lease, if necessary, to meet our future needs.

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Legal Proceedings

In April 2015, China Cinda Asset Management Co., Ltd. Shaanxi Branch (“Cinda Shaanxi Branch”) filed two enforcement proceedings with Xi'an Intermediate People's Court against the Company for alleged defaults pursuant to guarantees by the Company to its suppliers for a total amount of RMB 39,596,250, or approximately $6.1 million.

In June 2014, two long term suppliers of pear, mulberry, kiwi fruits to the Company requested the Company to provide guarantees for their loans with Cinda Shaanxi Branch. Considering the long term business relationship and to ensure the timely supply of raw materials, the Company agreed to provide guarantees upon the value of the raw materials supplied to the Company. Because Cinda Shaanxi Branch is not a bank authorized to provide loans, it eventually provided financing to the two suppliers through purchase of accounts receivables of the two suppliers with the Company. In July, 2014, the parties entered into two agreements - Accounts Receivables Purchase and Debt Restructure Agreement and Guarantee Agreements for Accounts Receivables Purchase and Debt Restructure. Pursuant to the agreements, Cinda Shaanxi Branch agreed to provide a RMB 100 million credit line on a rolling basis to the two suppliers and the Company agreed to pay its accounts payables to the two suppliers directly to Cinda Shaanxi Branch and provided guarantees for the two suppliers. In April 2015, Cinda Shaanxi Branch stopped providing financing to the two suppliers and the two suppliers were unable to continue the supply of raw materials to the Company. Consequently, the Company stopped making any payment to Cinda Shaanxi Branch.

The Company has responded to the court and taken the position that the financings under the agreements are essentially the loans from Cinda Shaanxi Branch to the two suppliers, and because Cinda Shaanxi Branch does not have permits to make loans in China, the agreements are invalid, void and have no legal forces from the beginning. Therefore, the Company has no obligations to repayment the debts owed by the two suppliers to Cinda Shaanxi Branch. The proceeding is currently pending for the verdict of the judge.

In September 2016, the Suizhong Branch of Huludao Banking Co. Ltd. (“Suizhong Branch”) filed a lawsuit with Huludao Intermediate People’s Court (the “Court”) against the Company’s indirectly wholly-owned subsidiary Huludao Wonder Fruit Co., Ltd. (“Wonder Fruit”) and requested that Wonder Fruit repay a 40 million RMB (approximately $6.35 million) bank loan, plus interest. The loan became due on its maturity date on December 9, 2016.  On December 19, 2016, the Court accepted the case.  The Company has been disputing the interest rate of the loan with Suizhong Branch, and has not repaid the loan to date.  Wonder Fruit believes the interest charged by Suizhong Branch is 100% higher than the base rate set by China People’s Bank and is not in consistent with China People’s Bank’s base interest and floating rate. The Court has temporarily frozen the land and real property of the Wonder Fruit that were pledged as guarantee for the loan from being transferred to any third-party, but the freeze does not limit or affect the use of these properties by Wonder Fruit for its business. Wonder Fruit is currently in discussions with the Suizhong Branch on repayment of the bank loan and a reduction of the interest due thereon.

From time to time we may be a party to various litigation proceedings arising in the ordinary course of our business, none of which, in the opinion of management, is likely to have a material adverse effect on our financial condition or results of operations.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth as of May 24, 2017 the names, positions and ages of our current executive officers and directors. Our directors serve until the next annual meeting of shareholders or until their successors are elected and qualified. Our officers are elected by the Board and their terms of office are, except to the extent governed by an employment contract, at the discretion of the Board.

Name of Current Director and/or Executive Officer	Age	Position(s)
Hongke Xue (1)	44	Chairman of Board of Directors, Chief Executive Officer
Yongke Xue (2)	49	Director
Hanjun Zheng	44	Interim Chief Financial Officer
Guolin Wang (3)(4)	53	Director
Johnson Lau (3)(5)	43	Director
Fuyou Li (3)(6)	63	Director

(1)	On September 2, 2016, the Board appointed Hongke Xue to serve as the Chief Executive Officer of the Company and Chairman of the Board. Mr. Hongke Xue previously served as the Company’s Chief Executive Officer from February 18, 2013 to December 24, 2014. Mr. Hongke was reappointed as the Company’s Chief Executive Officer on September 2, 2016.
(2)	On September 2, 2016, Mr. Yongke Xue resigned from his position as the Chief Executive Officer of the Company and Chairman of the Board of the Directors of the Company. Mr. Yongke Xue was appointed Chief Executive Officer on December 24, 2014, and resigned as Chief Executive Officer of the Company on September 2, 2016.
(3)	Member of the audit committee and compensation committee.
(4)	Guolin Wang was appointed a member of the Board of Directors of the Company on April 7, 2008.
(5)	Johnson Lau was appointed a member of the Board of Directors of the Company on December 23, 2014.
(6)	Fuyou Li was appointed a member of the Board of Directors of the Company on May 8, 2015.

Yongke Xue, Director

Mr. Yongke Xue served as our Chief Executive Officer from February 26, 2008 to February 18, 2013. Mr. Xue was reappointed the Chief Executive Officer on December 24, 2014. On September 2, 2016, Mr. Yongke Xue, resigned from his position as the Chief Executive Officer of the Company and Chairman of the Board of the Directors of the Company. Mr. Yongke Xue remains as a director of the Board.  Mr. Yongke Xue has served as the director of SkyPeople (China) since December 2005. Mr. Xue served as the general manager of Hede from December 2005 to June 2007. Prior to that, he served as the business director of the investment banking division of Hualong Securities Co., Ltd. from April 2001 to December 2005. He also acted as the vice general manager of Shaanxi Huaye Foods Co., Ltd. from July 1998 to March 2001. Mr. Xue graduated from Xi’an Jiaotong University with an MBA in 2000. Mr. Xue graduated with a Bachelor’s degree in Metal Material & Heat Treatment from National University of Defense Technology in July 1989. The Board believes that Mr. Xue’s vision, leadership and extensive knowledge of the Company is essential to the development of its strategic vision.

Hongke Xue, Director and Chief Executive Officer

Mr. Hongke Xue is a brother of Mr. Yongke Xue. On September 2, 2016, the Board appointed Hongke Xue to serve as the Chief Executive Officer of the Company and Chairman of the Board. He previously served as our Chief Executive Officer of the Company from February 18, 2013 to December 24, 2014, and the chairman of the Board of Directors and the Chief Executive Officer of SkyPeople Juice Group Co., Ltd., a 73.42% indirectly owned operating subsidiary of the Company (“SkyPeople (China)”), since 2003. Mr. Hongke Xue has been serving as our director since February 18, 2013. The Company is a holding company and conducts its business substantially through SkyPeople (China) and its subsidiaries and branch officers in China. Prior to that, Mr. Hongke Xue served as the Chief Executive Officer of Tangshan Fengyuan Metal Products, a sino-foreign joint venture, from March 2002 to March 2003. Prior to that, he served as the general manager of Baoji Industrial Products Co., Ltd., a wholly foreign owned enterprise, from April 2001 to March 2002, and deputy general manager of Shaanxi DePu Industry and Trade Co., Ltd. from October 1997 to April 2001. H. K. Xue received a bachelor degree in business management from Lanzhou University of Finance and Economics in July 1995. H. K. Xue's experience in management and corporate development and his experience with fruit juice industry, the development and sale of products will enable him to provide effective leadership to continue to grow the Company's business. The Board believes that Mr. Hongke Xue’s experience in the Company’s business operations are crucial to the success of the Company.

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Hanjun Zheng, Interim Chief Financial Officer

Mr. Hanjun Zheng was appointed by the Board as interim Chief Financial Officer on November 27, 2015. Since December, 2009, Mr. Zheng has been serving as the Chief Financial Officer of SkyPeople Juice Group Co., Ltd. a company organized under the laws of China and a 73.42% indirectly-owned subsidiary of the Company. Mr. Zheng was the deputy general manager at Jingyang Branch of SkyPeople Juice Group Co., Ltd. from March, 2006 to November 2009. From May, 1994 to February, 2006, Mr. Zheng was the Financial Accounting Manager at Shaanxi Provincial Fruit Juice Processing Factory, a state-owned enterprise in Shaanxi, China.Mr. Zheng earned his bachelor degree in accounting by passing Chinese National Self-Examination in Financial Accounting in 1996. Mr. Zheng graduated from Shaanxi Technical College of Finance and Economics and received his junior college degree in Financial Accounting in 1994. Mr. Zheng received additional training in Advanced Business Management and Advanced Financial and Accounting Management at Jiaotong University in March, 2011 and July, 2012, respectively. There is no family relationship between Mr. Zheng and any of the Company’s directors and officers. The Board believes that Mr. Zheng’s strong experience in accounting and financial reporting is important to the Company.

Guolin Wang, Director

Mr. Wang has been serving as one of our directors since April 7, 2008. Mr. Wang has served as a director of SkyPeople (China) since October 2005. Since 1996 he has been a professor in the Finance Department of the Management School and in the Economics and Finance School of Xi’an Jiaotong University. He previously served as the director and chairman of Xi’an Changtian Environmental Protection Engineering Co., Ltd. from February 2006 to June 2007. Mr. Wang graduated with a Bachelor of Science in Electronics & Telecommunication from Xi’an Jiaotong University in July 1983. In July 1987, he attained a Master’s degree in Management Science and Engineering. He received a Doctorate degree in Management and Science and Engineering from Xi’an Jiaotong University’s School of Economics & Finance in 2006. The Board believes that Mr. Wang’s strong experience in engineering is important to the Company’s business operations.

Johnson Lau, Director

On December 23, 2014, the Board appointed Johnson Lau as a member of the Board of Directors of the Company and also the Chairman of Audit committee.

Mr. Lau is the Chief Financial Officer of China Golden Classic Group Limited (“China Golden”), a company listed in Hong Kong Stock Exchange Limited (HKEX: 8281.HK). Mr. Lau is a Certified Public Accountant of the Hong Kong Institute of Certified Public Accountants and CPA Australia. Mr. Lau has over 20 years of experience in the accounting profession. Mr. Lau started his career in Deloitte in Hong Kong and Beijing from 1997 to 2004. Prior to joining China Golden in July 2015, Mr. Lau worked in various public companies in the United States and England as Director of Finance and CFO for over ten years. He holds a bachelor degree in commerce from Monash University, Australia. The Board believes that Mr. Lau’s extensive knowledge and experience in accounting and his public company experience is important to the Company’s internal controls and financial reporting and its status as a US traded public company.

Fuyou Li, Director

On May 8, 2015, the Company’s Board of Directors appointed Mr. Fuyou Li as a member of the Company’s Board of Directors effective as of that date. The Board of Directors also appointed Mr. Li as a member of both audit committee and compensation committee. Mr. Li, age 62, graduated from Xi’an Jiaotong University with a doctor's degree in economics. He has taught international finance as a professor in Xi’an Jiaotong University for the past 5 years. In determining that Mr. Li should serve on the Company’s Board of Directors, the Board considered, among other qualifications, his professional background and expertise in international finance. The Board believes that Mr. Li’s knowledge and experience in international finance and economics qualify him to serve on our Board and committees.

Involvement in certain legal proceedings

During the past ten years, none of our directors or executive officers has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

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●	subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated;

●	subject of, or a party to, any order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of a federal or state securities or commodities law or regulation, law or regulation respecting financial institutions or insurance companies, law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

None of our directors, executive officers or affiliates, or any beneficial owner of 5% or more of our common stock, or any associate of such persons, is an adverse party in any material proceeding to, or has a material interest adverse to, us or any of our subsidiaries.

Corporate Governance

Director Independence

We currently have five directors. Three of our current directors, Messrs. Guolin Wang, Johnson Lau and Fuyou Li are determined by our Board to be “independent directors” as defined under the rules of the Nasdaq Global Market, constituting a majority of independent directors of the Board as required by the rules of the Nasdaq Global Market.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website at www.skypeoplefruitjuice.com and may be found by first clicking on “Investors,” then “Corporate Governance” and then “Governance Documents.” We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

We operate in a highly competitive and rapidly changing industry. The key objectives of our executive compensation programs are to:

●	attract, motivate and retain executives who drive our success and industry leadership; and provide each executive, from vice president to CEO, with a base salary on the market value of that role, and

●	the individual’s demonstrated ability to perform that role.

Stock Incentive Plans

On August 18, 2011, upon board recommendation, at the annual meeting of the shareholders, our shareholders approved a Stock Incentive Plan (the “2011 Plan”). Up to 1,000,000 shares of Common Stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 2011 Plan.

On November 19, 2015, upon board recommendation, at the annual meeting of the shareholders, our shareholders approved an Omnibus Equity Plan (the “2015 Plan” and together with the 2011 Plan, the “Incentive Plans”). Up to 2,000,000 shares of Common Stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 2015 Plan. The purpose of each of the Incentive Plans is to provide an additional inducement for selected employees, consultants and non-employee directors who provide services to the Company, to reward such selected individuals by providing an opportunity to acquire incentive awards, and to provide a means through which we may attract able persons to enter the employment of, or engagement, with the Company.

Each of the Incentive Plans provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and incentive compensation awards paid in cash or Common Stock to selected employees, consultants and non-employee directors of the Company. Options granted under the Incentive Plans may be “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified options, and will be designated as such. At present, there are approximately 250 employees and consultants and three non-employee directors eligible to participate in the Incentive Plans. The Incentive Plans are administered by the Board of Directors or a committee of the Board. The administrator has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the respective Incentive Plans.

We believe that the future success of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting, retaining and motivating key personnel. As of the date of this report, no decisions have been made regarding future awards under the Incentive Plans.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward each individually named executive officer’s contribution to the advancement of our overall performance and execution of our goals, ideas and objectives.  It is designed to reward and encourage exceptional performance at the individual level in the areas of organization, creativity and responsibility while supporting our core values and ambitions. This in turn aligns the interest of our executive officers with the interests of our shareholders, and thus with our interests.

Determining Executive Compensation

The Board’s compensation committee reviews and approves the compensation program for executive officers annually after the close of each year. Reviewing the compensation program at such time allows the compensation committee to consider the overall performance of the past year and the financial and operating plans for the upcoming year in determining the compensation program for the upcoming year.

A named executive officer’s base salary is determined by an assessment of his sustained performance against individual job responsibilities, including, where appropriate, the impact of his performance on our business results, current salary in relation to the salary range designated for the job, experience and mastery, and potential for advancement.  The compensation committee also annually reviews market compensation levels with comparable jobs in the industry to determine whether the total compensation for our officers remains in the targeted median pay range.

Role of Executive Officers in Determining Executive Compensation

The compensation committee determines the compensation for the CEO, which is based on various factors, such as level of responsibility and contributions to our performance. The CEO recommends the compensation for our executive officers (other than the compensation of the CEO) to the compensation committee. The compensation committee reviews the recommendations made by the CEO and determines the compensation of the CFO and the other executive officers.

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Employment Agreements

We do not currently have an employment agreement with any of our executive officers.

Executive Compensation

Our executive officers do not receive any compensation for serving as executive officers of Pacific or us. However, except for our former CEO, the remaining executive officers are compensated by and through SkyPeople (China). Our former CEO, Yongke Xue, has not received any compensation from us or any of our subsidiaries for his services in the past three years. The following table sets forth information concerning cash and non-cash compensation paid by SkyPeople (China) to our named executive officers for 2016 and 2015, respectively.

Name and Principal Position	Year Ended	Salary ($)	Bonus ($)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yongke Xue(1)	12/31/2016	-	-	-	-	-	-	-	-
Yongke Xue(1)	12/31/2015	-	-	-	-	-	-	-	-

Hongke Xue(1)	12/31/2016	21,047	-	-	-	-	-	-	21,047
Hongke Xue(1)	12/31/2015	22,484	-	-	-	-	-	-	22,484

Hanjun Zheng(2)	12/31/2016	$12,352	-	-	-	-	-	-	$12,352
	12/31/2015	$11,721	-	-	-	-	-	-	$11,721

(1)	Mr. Yongke Xue resigned as CEO of the Company on February 18, 2013 and Mr. Hongke Xue was appointed as the CEO of the Company at the same time. Mr. Hongke Xue resigned as CEO on December 24, 2014, and Mr. Yongke Xue was reappointed as the CEO of the Company at the same time. Mr. Yongke Xue resigned as CEO on September 2, 2016, and Mr. Hongke Xue was appointed to the same position at that time.
(2)	Mr. Hanjun Zheng was appointed by the Board as Interim Chief Financial Officer on November 27, 2015.

Outstanding Equity Awards at December 31, 2016

The following table presents certain information concerning outstanding equity awards held by each of our named executive officers at December 31, 2016.

Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Yongke Xue	-	-	-	-	-
Hongke Xue	-	-	-	-	-
Hanjun Zheng	-	-	-	-	-

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Compensation of Directors

Our directors did not receive compensation for their service on the board of directors for 2006 and 2007. Starting in 2008, we began (i) paying each of our nonemployee directors residing in the United States an annual fee of $25,000, (ii) reimbursing our directors for actual, reasonable and customary expenses incurred in connection with the performance of their duties as board members and (iii) paying the chairman of our audit committee a fee of $25,000 for his or her service as chairman.

There was no change to the compensation to our directors in 2016. The following table sets forth information concerning cash and non-cash compensation paid by us to our directors during 2016.

Name	Fees Paid in Cash ($)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yongke Xue	—	—	—	—	—	—	—
Hongke Xue	—	—	—	—	—	—	—
Guolin Wang(1)	$8,850	—	—	—	—	—	$8,850
Fuyou Li(2)	$8,850	—	—	—	—	—	$8,850
Johnson Lau (3)	$25,000	—	—	—	—	—	$25,000

(1)	On April 7, 2008, the Company’s Board of Directors appointed Mr. Guolin Wang as a member of the Board of Directors and a member of both the audit committee and compensation committee. Mr. Wang is entitled to US$8,850 per annum as compensation for his services as a director of SkyPeople.
(2)	On May 8, 2015, the Company’s Board of Directors appointed Mr. Fuyou Li as a member of the Board of Directors and a member of both the audit committee and compensation committee. Mr. Li is entitled for US$8,850 per annum as compensation for his service as director of SkyPeople.
(3)	On December 23, 2014, the Board appointed Johnson Lau as a member of the Board of Directors of the Company and also the Chairman of audit committee. Mr. Lau is entitled for US$25,000 per annum as compensation for his services as a director of SkyPeople.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Sales

The company’s subsidiary sold fruit beverages to a related entity, Shaanxi Fullmart Convenient Chain Supermarket Co., Ltd. (“Fullmart”) for approximately $360,184 and $1,255,393 for the year ended December 31, 2016 and 2015, respectively. The sales to this related party were consistent with pricing and terms offered to third parties. The remained accounts receivable balances were $308,304 and $441,253 as of December 31, 2016 and 2015, respectively. Fullmart is a company indirectly owned by a member of our Board of Directors, Mr. Yongke Xue.

Long-term loan – related party

There were no short-term loans to a related party as of December 31, 2016.  On February 18, 2013, SkyPeople (China) entered into a loan agreement with SkyPeople International Holdings Group Limited (the “Lender”). The Lender indirectly holds 50.2% interest in the Company. Mr. Yongke Xue (“Y. K. Xue”), then the Chairman and Chief Executive Officer (“CEO”) of the Company and currently a Member of the Company’s Board of Directors (the “Board”) and Mr. Hongke Xue, our Chairman and CEO, indirectly and beneficially own 80.0% and 9.4% of the equity interest in the Lender, respectively. Pursuant to the Agreement, the Lender agreed to extend to the Company a one-year unsecured term loan with a principal amount of $8.0 million at an interest rate of 6% per annum. During 2013, the Company received $8.0 million from the Lender. In February 2014, both parties extended this loan for another two years under the original terms of the agreement.

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On October 16, 2015, the Company entered into a Share Purchase Agreement with the Lender to sell 5,321,600 shares of the common stock of the Company at the price of $7,982,400, and which was paid by cancellation of the loan by the Lender. On March 10, 2016, the Lender canceled the loan and the shares were issued to the Lender.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth information as of May 24, 2017, regarding the number of shares of our common stock beneficially owned by (i) each person that we know beneficially owns more than 5% of our outstanding common stock, (ii) each of our named executive officers, (iii) each of our directors and (iv) all of our named executive officers and directors as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 5,173,187 shares of our common stock outstanding as of May 24, 2017.

Beneficial ownership is determined in accordance with the SEC rules, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of May 24, 2017 or issuable upon conversion of convertible securities which are currently convertible or convertible within 60 days of May 24, 2017 are deemed outstanding and beneficially owned by the person holding those options, warrants or convertible securities for purposes of computing the number of shares and percentage of shares beneficially owned by that person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Unless otherwise indicated in the footnotes, the principal address of each of the shareholders below is c/o SkyPeople Fruit Juice, Inc., 16/F, China Development Bank Tower, No. 2 Gaoxin 1st Road, Xi’an, Shaanxi Province, PRC 710075.

Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors, Named Executive Officers and 5% Shareholders
Yongke Xue (1)	2,337,155	45.2%
Hongke Xue	—	—
Guolin Wang	—	—
Hanjun Zheng	—	—
Fuyou Li	—	—
Johnson Lau	—	—
All current directors and executive officers as a group (6 persons)	2,337,155	45.2%

(1)	Consists of (i) 1,671,955 shares owned by directly by Golden Dawn International Limited and Everlasting Rich Limited, both wholly-owned subsidiaries of SkyPeople International Holdings Group Limited (“SP International”), a Cayman Islands company, and China Tianren Organic Food Holding, an indirect wholly-owned subsidiary of SP International; and (ii) 665,200 shares held directly by SP International. Yongke Xue is the sole indirect owner of SP International.

*	Less than one percent.

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SELLING SHAREHOLDERS

The 1,561,781 shares of our common stock included in this prospectus, including shares of our common stock issuable pursuant to the terms of outstanding warrants, were issued to the selling shareholders pursuant to exemptions from the registration requirements of the Securities Act pursuant to Regulation D and Regulation S promulgated thereunder. In a private placement that closed on April 18, 2017, concurrently with a direct registered offering, we issued to investors in the direct registered offering warrants to purchase up to 862,097 shares of our common stock (the “Investor Warrants”). In addition, we issued warrants to purchase 34,484 shares of our common stock to designees of the placement agent in the private placement (the “Agent Warrants,” and together with the Investor Warrants, the “Warrants”). The Warrants will be exercisable beginning on the six month anniversary of the date of issuance at an initial exercise price of $5.20 per share. The Investor Warrants will expire on the five and a half year anniversary of the date of issuance and the Agent Warrants will expire on April 12, 2022.

On October 16, 2015, we entered into a Share Purchase Agreement (the “Purchase Agreement”) with SkyPeople International Holdings Group Limited (the “Buyer”), a Cayman Islands Company that is solely owned by a member of our Board of Directors, Yongke Xue. The description contained herein of the terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which was attached as Exhibit 10.1 to our Current Report on Form 8-K, filed October 16, 2015, and incorporated herein by reference.

The selling shareholders named below, or their respective successors, including transferees, may from time to time sell or otherwise dispose of, pursuant to this prospectus, all, some or none of their shares of our common stock being registered hereby. See “Plan of Distribution” on page 63.

The following table sets forth, as to each of the selling shareholders: the number of shares of our common stock beneficially owned, based on each selling shareholder’s ownership of shares and warrants held of record as of May 24, 2017, assuming exercise of all of the warrants held by such selling shareholder on that date, without regard to any limitations on exercise and solely for purposes of the beneficial ownership calculation; the number of shares of our common stock being offered by such selling shareholder pursuant to this prospectus; and the number of shares of our common stock beneficially owned upon completion of the offering and the percentage of beneficial ownership upon completion of the offering based upon 5,173,187 shares of our common stock outstanding as of May 24, 2017, assuming full exercise of all warrants held by the selling shareholders and outstanding on that date, without regard to any limitations on exercise, including but not limited to exercise date restrictions.

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Information in the table below and the notes thereto has been provided to us by the selling shareholders. Unless otherwise indicated, to our knowledge, each selling shareholder listed below has sole dispositive and voting power with respect to the shares of our common stock shown below as beneficially owned by such selling shareholder, except to the extent authority is shared by spouses under applicable law. Beneficial ownership and percentage have been determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or dispositive power with respect to the securities. The information listed below is not necessarily indicative of beneficial ownership for any other purpose.

	Beneficial Ownership Before Offering			Shares of Common Stock Included	Beneficial Ownership After Offering
Name	Stock	Warrants	Total	in Prospectus	Number of Shares	Percentage*
Hudson Bay Master Fund(1)	-	64,516	64,516	64,516	64,516
Anson Investments Master Fund LP	-	145,161	145,161	145,161	145,161
KBB Asset Management	32,258	32,258	64,516	32,258	64,516
Intracoastal Capital, LLC(2)	-	91,129	91,129	91,129	91,129
Empery Asset Master, Ltd.(3)	-	34,718	34,718	34,718	34,718
Empery Tax Efficient, LP(4)	-	16,245	34,718	16,245	16,245
Empery Tax Efficient II, LP(5)	-	29,682	29,682	29,682	29,682
Bigger Capital Fund, LP	-	48,388	48,388	48,388	48,388
Jim Wang	-	4,138	4,138	4,138	4,138
Mark Viklund	-	862	862	862	862
Michael Vaskinkevich	-	11,897	11,897	11,897	11,897
Noam Rubinstein	-	6,725	6,725	6,725	6,725
H.C. Wainwright & Co., LLC	-	10,517	10,517	10,517	10,517
Charles Worthman	-	345	345	345	345
Yongke Xue(6)	2,337,155	-	2,337,155	665,200	2,337,155	45.2%
Warberg WF V LP(7)	-	400,000	400,000	400,000	400,000
Total	2,369,413	896,581	3,284,467	1,561,781	3,265,954

*	Less than 1%, unless otherwise specified.

(1) Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(2) Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Intracoastal.

(3) Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(4) Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(5) Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(6)   Consists of (i) 1,671,955 shares owned by directly by Golden Dawn International Limited and Everlasting Rich Limited, both wholly-owned subsidiaries of SkyPeople International Holdings Group Limited (“SP International”), a Cayman Islands company, and China Tianren Organic Food Holding, an indirect wholly-owned subsidiary of SP International; and (ii) 665,200 shares held directly by SP International.  Yongke Xue is the sole indirect owner of SP International, a director of the Company, and the Company’s former chief executive officer.

(7)   Consists of warrants to purchase 400,000 shares that were issued to S.H.N. Financial Investments Ltd. and subsequently transferred to Warberg WF V LP.

None of the selling shareholders, other than those identified by disclosure above, has, or within the past three years has had, any position, office or material relationship with us or with any of our predecessors or affiliates.

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PLAN OF DISTRIBUTION

The selling shareholders are offering from time to time 1,561,781 shares of our common stock, of which shares 665,200 shares are currently outstanding and 896,581 are issuable upon the exercise of the Warrants. The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.

All of the shares of our common stock and the Warrants described above were issued previously in private transactions completed prior to the filing of the registration statement of which this prospectus is a part.

The selling shareholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of our common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

●	On any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	In the over-the-counter markets;

●	In transactions otherwise than on these exchanges or systems or in the over-the-counter markets;

●	Through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	An exchange distribution in accordance with the rules of the applicable exchange;

●	Privately negotiated transactions;

●	Settlement of short sales;

●	Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	A combination of any such methods of sale; and

●	Any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

If the selling shareholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of our common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the Warrants or shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

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Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of our common stock registered pursuant to the registration statement of which this prospectus is a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

We have agreed to pay all expenses of the registration of the shares of our common stock covered by this prospectus including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with our agreement to register the shares of our common stock, or the selling shareholders will be entitled to contribution.

Once sold under the registration statement of which this prospectus is a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

General

The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus but is not complete. For the complete terms of our common stock and preferred stock, please refer to our Articles of Incorporation, as amended, which may be further amended from time to time, any certificates of designation for our preferred stock, and our amended and restated bylaws, as amended from time to time. The Florida Business Corporations Act may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

On March 10, 2016, the Company filed with the Florida Secretary of State’s office an amendment to its Articles of Incorporation. As a result of the Articles of Amendment, the Company authorized and approved an 1-for-8 reverse stock split of the Company’s authorized shares of common stock (“Common Stock”) from 66,666,666 shares to 8,333,333 shares, accompanied by a corresponding decrease in the Company’s issued and outstanding shares of common stock (the “Reverse Stock Split”). The common stock continues have a par value of $0.001. No changes were made to the number of authorized preferred shares of the Company, which remains as 10,000,000. The amendment to the Articles of Incorporation of the Company took effect on March 16, 2016. As of May 24, 2017, there were 5,173,187 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

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Common Stock

Holders of shares of our Common Stock are entitled to one vote for each share on all matters to be voted on by the shareholders.  Except if a greater plurality is required by the express requirements of law or our amended and restated articles of incorporation, the affirmative vote of a majority of the shares of voting stock represented at a meeting of shareholders at which there shall be a quorum present shall be required to authorize all matters to be voted upon by our shareholders.  According to our charter documents, holders of our Common Stock do not have preemptive rights and are not entitled to cumulative voting rights.  There are no conversion or redemption rights or sinking funds provided for our shareholders.  Shares of our Common Stock share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available for distribution as dividends.  In the event of our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  All of the outstanding shares of our Common Stock are fully paid and non-assessable.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, and assuming full exercise of the Warrants, we will have 5,207,671 shares of our common stock issued and outstanding, representing 62.5% of the 8,333,333 authorized shares of our common stock, par value $0.001. The number of shares of our common stock outstanding after this offering is based on 5,193,187 shares of our common stock outstanding as of May 24, 2017. The Warrants will be exercisable beginning on the six month anniversary of the date of issuance at an initial exercise price of $5.20 per share. The Investor Warrants will expire on the five and a half year anniversary of the date of issuance and the Agent Warrants will expire on April 12, 2022.

All of the 1,561,781 shares of our common stock that may be sold by the selling shareholders pursuant to this offering will be freely transferable without restriction or further registration under the Securities Act. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Our common stock trades on the Nasdaq Global Market under the symbol “SPU.”

We are not aware of any plans by any significant shareholder to dispose of significant numbers of shares of our common stock. We cannot assure you, however, that one or more existing shareholders will not dispose of significant numbers of shares of our common stock. No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of our common stock for future sale, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that future sales may occur, could materially and adversely affect the prevailing market price of our common stock.

EXPERTS

The consolidated financial statements of SkyPeople Fruit Juice, Inc. appearing in SkyPeople Fruit Juice, Inc.’s Annual Report on Form 10-K for the years ended December 31, 2016 and 2015 have been audited by Wang Certified Public Accountant, P.C., CPA, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Garvey Schubert Barer.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

This prospectus is only part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at http://www.skypeoplefruitjuice.com, through which you can access our SEC filings. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it under File No. 000-32249, which means that we can disclose important information to you by referring you to those publicly available documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, prior to the termination of the offering:

●	Our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on April 17, 2017, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 filed with the SEC on May 16, 2017;

●	Our Current Reports on Form 8-K filed with the SEC on March 23, 2017 and April 13, 2017, as amended (in each case, except for information contained therein which is furnished rather than filed); and

●	The description of our common stock in our Form 8-A, filed April 19, 2010 pursuant to Section 12(b) of the Exchange Act, which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form S-1 (File No. 333-159959) filed on June 12, 2009 and declared effective by the SEC on July 23, 2009, and any amendment or report filed with the SEC for purposes of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference in this prospectus, without charge, by written or oral request directed to SkyPeople Fruit Juice, Inc., Attention: Investor Relations Department, 16F, National Development Bank Tower No. 2, Gaoxin 1st Road, Xi’an, PRC 710075, telephone 86-29-88377161, or from the SEC through the SEC’s website at the web address provided below.

65

SKYPEOPLE FRUIT JUICE, INC.

1,561,781 Shares of Common Stock

PROSPECTUS

             , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses that payable by us in connection with the offering described in the prospectus that is part of this registration statement. All amounts, other than the SEC Registration Fee, are estimates. Although we will not receive any of the proceeds from the sale of the shares of our common stock being registered in this registration statement, we agreed to bear the costs and expenses of the registration of such shares.

SEC Registration Fee	$472.44
Printing Fees and Expenses	-
Accounting Fees and Expenses	1,000
Legal Fees and Expenses	20,000
Total	$21,472.44

Item 14. Indemnification of Directors and Officers

Our amended and restated articles of incorporation and amended and restated bylaws, as each may be amended from time to time, provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Florida Business Corporations Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information regarding all unregistered securities sold or issued by us in the three years preceding the date of this registration statement. In each of the transactions described below the recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.

•	On April 18, 2017, the Company issued warrants to purchase 862,097 shares of the Company’s common stock to pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers (the “Purchasers”). The Warrants will be exercisable beginning on the six month anniversary of the date of issuance at an initial exercise price of $5.20 per share and will expire on the five and a half year anniversary of the date of issuance. The Warrants and the shares of the Company’s Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”) were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and were instead offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act. Each Purchaser is either (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Each Purchaser, either alone or together with its representatives, has enough knowledge and experience to be considered a sophisticated investor, has access to the type of information normally provided in a prospectus for a registered securities offering, and has agreed not to resell or distribute the Warrants or the Warrant Shares to the public except pursuant to sales registered or exempted under the Securities Act. Rodman & Renshaw, a unit of H.C. Wainwright & Co., served as our placement agent in connection with the offering under the Purchase Agreement and received warrants to purchase our Common Stock in an amount equal to 4% of our Shares sold to the Purchasers in the offering on substantially the same terms as the Warrants, with an initial exercise price of $5.20 per share, except that the termination date shall be April 12, 2022 and such warrants have certain transfer restrictions pursuant to FINRA Rule 5110.

•	On October 16, 2015, the Company sold 665,200 shares (adjusted for the Company’s reverse stock split in 2016) of its common stock to SkyPeople International Holdings Group Limited (the “Buyer”), a Cayman Islands Company, for an aggregate purchase price of $7,982,400, which was paid by the Buyer by the forgiveness of the principal amount of a loan from the Buyer to SkyPeople Juice Group, Co., Ltd., a 73.42% indirectly owned subsidiary of the Company. These shares were issued in reliance on an exemption from the registration requirements of the Securities Act for the private placement of our securities pursuant to Regulation S of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

The information required by this item is set forth on the exhibit index that follows the signature page of this registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 promulgated under the Securities Act of 1933;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A promulgated under the Securities Act of 1933, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes to provide to the agent at the closing specified in the agency agreement certificates in such denominations and registered in such names as required by the agent to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Commerce, State of California, on this 26th day of May, 2017.

SkyPeople Fruit Juice, Inc.

By:	/s/ Hongke Xue
Hongke Xue
Chief Executive Officer and Chairman of the Board Directors
(principal executive officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hongke Xue and Hanjun Zheng, jointly and severally, as his or her attorneys-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any amendments to this registration statement on Form S-1, including, without limitation, any post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature

Name and Title	Date

/s/ Yongke Xue
Yongke Xue	May 26, 2017
Director

/s/ Hanjun Zheng
Hanjun Zheng	May 26, 2017
Interim Chief Financial Officer
(principal financial officer and accounting officer)

/s/ Hongke Xue
Hongke Xue, Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	May 26, 2017

/s/ Guolin Wang
Guolin Wang, Director	May 26, 2017

/s/ Johnson Lau
Johnson Lau, Director	May 26, 2017

/s/ Fuyou Li
Fuyou Li, Director	May 26, 2017

EXHIBIT INDEX

Exhibit Number	Description
2.1	Share Exchange Agreement, dated as of February 22, 2008 by and among Pacific Industry Holding Group Co., Ltd., “Pacific,” Terrence Leong, SkyPeople Fruit Juice, Inc., the “Registrant,” and the shareholders of Pacific. Incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Commission on February 28, 2008, the “February 28, 2008 8-K”.
3.1	Amended and Restated Articles of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the Commission on March 3, 2008, the “March 3, 2008 8-K.”
3.2	Articles of Amendment to Articles of Incorporation dated October 28, 2009. Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Commission on October 29, 2009.
3.3	Certificate of Designations, Preferences and Rights of the Registrant’s Series A Convertible Preferred Stock. Incorporated by reference to Exhibit 3.1 to the February 28, 2008 8-K.
3.4	Certificate of Designations, Preferences, Rights and Limitations of the Registrant’s Series B Convertible Preferred Stock. Incorporated by reference to Exhibit 3.2 to the February 28, 2008 8-K.
3.5	Bylaws of Entech, Inc. Incorporated by reference to Exhibit 3.5 to the March 3, 2008 8-K.
3.6

Articles of Amendment to the Articles of Incorporation of the Registrant filed with the Department of State of Florida on May 23, 2008, as reported in our Annual Report on Form 10-K for the year ended December 31, 2008.*

3.7	Amendment of Article VII of the By-law. Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Commission on July 14, 2011.
3.8	Bylaws of SkyPeople Juice, Inc. Incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q filed with the Commission on August 15, 2011.
3.9	Articles of Amendment to the Articles of Incorporation of the Registrant filed with the Department of State of Florida on March 10, 2016. Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Commission on March 15, 2016.
4.1	Form of Warrant. Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the Commission on April 13, 2017.
5.1	Opinion of Garvey Schubert Barer.*
9.1	Voting Trust Agreement, dated as of February 25, 2008, by and among Fancylight Limited and Hongke Xue. Incorporated by reference to Exhibit 9.1 to the March 3, 2008 8-K.
9.2	Voting Trust and Escrow Agreement, dated as of February 25, 2008, by and among Winsun Limited and Sixiao An. Incorporated by reference to Exhibit 9.2 to the March 3, 2008 8-K.
9.3	Voting Trust and Escrow Agreement, dated as of February 25, 2008, by and among China Tianren Organic Food Holding Company Limited and Lin Bai. Incorporated by reference to Exhibit 9.3 to the March 3, 2008 8-K.
10.1	Call Option Agreement between Hongke Xue and Fancylight Limited, dated as of February 25, 2008. Incorporated by reference to Exhibit 10.5 to the March 3, 2008 8-K.
10.2	Share Transfer Agreement by and among Shaanxi Hede Investment Management Co., Ltd. Niu Hongling, Wang Qifu, Wang Jianping, Zhang Wei, Cui Youming and Yuan Ye, dated as of May 31, 2007. Incorporated by reference to Exhibit 10.6 to the March 3, 2008 8-K.
10.3	Exchange Agreement, dated as of May 28, 2009 between the Registrant, Barron Partners LP and Eos Holdings, LLC. Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2009, the “June 2009 8-K.”
10.4	Waiver and Release, dated as of May 28, 2009 by Barron Partners LP in favor of the Registrant. Incorporated by reference to Exhibit 10.2 to the June 2009 8-K.
10.5	Waiver and Release, dated as of May 28, 2009 by Eos Holdings, LLC in favor of the Registrant. Incorporated by reference to Exhibit 10.3 to the June 2009 8-K.
10.6	Underwriting Agreement, dated as of October 28, 2009, by and among the Registrant, Roth Capital Partners, LLC, Maxim Group LLC, Barron Partners LP and Eos Holdings, LLC. Incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed with the Commission on October 29, 2009.
10.7	English translation of the Stock Purchase Agreement dated as of November 18, 2009, by and between Shaanxi Tianren Organic Food Co., Ltd. and Xi’an Dehao Investment & Consulting Co., Ltd. Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed with the Commission on November 20, 2009 and to the Current Report on Form 8-K/A filed with the Commission on November 25, 2009.

10.9	English translation of the Distribution Agreement dated as of January 8, 2010, by and between Shaanxi Qiyiwangguo Modern Organic Agriculture Co. Ltd. and Beijing Ni’aode Trading Co., Ltd. Incorporated by reference to Exhibit 10.01 to our Current Report on Form 8-K filed with the Commission on January 13, 2010.
10.10	English Translation of Credit Facility Agreement dated June 30, 2009 between Shaanxi Tianren Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank Incorporated by reference to Exhibit 10.29 of the 2009 10-K.
10.11	English Translation of Credit Facility Agreement dated November 6, 2009 between Shaanxi Tianren Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank. Incorporated by reference to Exhibit 10.30 of the 2009 10-K.
10.12	English Translation of Credit Facility Agreement dated November 24, 2009 between Shaanxi Tianren Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank. Incorporated by reference to Exhibit 10.31 of the 2009 10-K.
10.13	English Translation of Credit Facility Agreement dated June 26, 2009 between Huludao Wonder Fruit Co., Ltd. and Suizhong Branch, Commercial Bank of Huludao. Incorporated by reference to Exhibit 10.32 of the 2009 10-K.
10.14	English Translation of Pledge Agreement dated June 26, 2009 between Huludao Wonder Fruit Co., Ltd. and Suizhong Branch, Commercial Bank of Huludao. Incorporated by reference to Exhibit 10.33 of the 2009 10-K.
10.15	English Translation of Credit Facility Agreement dated August 12, 2009 between Shaanxi Tianren Organic Food Co., Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank Incorporated by reference to Exhibit 10.34 of the 2009 10-K.
10.16	English Translation of Credit Facility Agreement dated July 19, 2010 between Huludao Wonder Fruit Co., Ltd. and Suizhong Branch, Huludao Bank Co., Ltd. Incorporated by reference to Exhibit 10.16 of the 2010 10-K.
10.17	English Translation of Credit Facility Agreement dated September 9, 2010 between SkyPeople Juice Group Co. Ltd. And Xi’an Kejilu Branch of China Merchants Bank. Incorporated by reference to Exhibit 10.17 of the 2010 10-K.
10.18	English Translation of Credit Facility Agreement dated May 10, 2010 between SkyPeople Juice Group Co. Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank. Incorporated by reference to Exhibit 10.18 of the 2010 10-K.
10.19	English Translation of Credit Facility Agreement dated February 3, 2010 between SkyPeople Juice Group Co. Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank. Incorporated by reference to Exhibit 10.19 of the 2010 10-K.
10.20	English Translation of Credit Facility Agreement dated December 6, 2010 between SkyPeople Juice Group Co. Ltd. and Hi-tech Industrial Development Zone, Xi’an branch of China Construction Bank. Incorporated by reference to Exhibit 10.20 of the 2010 10-K.
10.21	English Translation of Credit Facility Agreement dated December 7, 2010 between SkyPeople Juice Group Co. Ltd. and China CITIC Bank, Xi’an Kejilu Branch. Incorporated by reference to Exhibit 10.21 of the 2010 10-K.
10.22	English Translation Of Credit Facility Agreement dated December 30, 2010 Between SkyPeople Juice Group Co. Ltd. and Hi-Tech Industrial Development Zone, Xi’ A Branch Of China Construction Bank. Incorporated by reference to Exhibit 10.22 to our Quarterly Report on Form 10-Q filed with the Commission on May 16, 2011.
10.23	A copy of the complaint for the civil action against Absaroka Capital and Kevin Barns as filed by the Company with the United States District Court for the District of Wyoming. Incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K filed with the Commission on July 8, 2011.
10.24	Indemnification Agreement. Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on July 14, 2011.
10.25	Indemnification Agreement Between SkyPeople Juice, Inc. and Yongke Xue. Incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the Commission on August 15, 2011
10.26	Indemnification Agreement Between SkyPeople Juice, Inc. and Xiaoqin Yan. Incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q filed with the Commission on August 15, 2011

10.27	Indemnification Agreement Between SkyPeople Juice, Inc. and Guolin Wang. Incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q filed with the Commission on August 15, 2011
10.28	Indemnification Agreement Between SkyPeople Juice, Inc. and Spring Liu. Incorporated by reference to Exhibit 10.4 to our Quarterly Report on Form 10-Q filed with the Commission on August 15, 2011
10.29	Indemnification Agreement Between SkyPeople Juice, Inc. and John W. Smagula. Incorporated by reference to Exhibit 10.5 to our Quarterly Report on Form 10-Q filed with the Commission on August 15, 2011
10.30	Indemnification Agreement Between SkyPeople Juice, Inc. and Norman Ko. Incorporated by reference to Exhibit 10.6 to our Quarterly Report on Form 10-Q filed with the Commission on August 15, 2011
10.31	English translation of Investment/Service Agreement The Yidu Orange Comprehensive Deep Processing Zone (the “Zone”) between Yidu Municipal People’s Government and SkyPeople Juice Group Company Limited dated October 29, 2012. Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on October 29, 2012
10.32	English translation of Loan Agreement between SkyPeople Juice Group Co., Ltd. and SkyPeople International Holdings Group Limited dated February 18, 2013. Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on February 19, 2013
10.33	Share Exchange Agreement among SkyPeople International Holdings Group Limited, Golden Dawn International Limited, Hongke Xue, Yongke Xue, V.X. Fortune Capital Limited and Kingline International Limited dated September 14, 2012. Incorporated by reference to Exhibit 99.2 to the Schedule 13D filed by a certain reporting group, filed with the Commission on September 24, 2012.
10.34	Share Charge between China Tianren Organic Food Holding Company Limited, Golden Dawn International Limited and Vandi Investments Limited dated December 28, 2012. Incorporated by reference to Exhibit 99.3 to the Schedule 13D/A filed by a certain reporting group, filed with the Commission on January 4, 2013.
10.35	Share Charge between China Tianren Organic Food Holding Company Limited, Golden Dawn International Limited and COFCO (Beijing) Agricultural Industrial Equity Investment Fund dated December 28, 2012. Incorporated by reference to Exhibit 99.4 to the Schedule 13D/A filed by a certain reporting group, filed with the Commission on January 4, 2013.
10.36	Termination Agreement to Share Transfer Agreement by and between Hedetang Holdings Co., Ltd. and Shaanxi New Silk Road Kiwifruit Group Inc., dated January 26, 2017. Incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the Commission on January 27, 2017.
10.37	Orchard Lease Contract by and between Village Committee of Dierpo Village, Jinqu Town, Mei County and Shaanxi Guoweimei Kiwi Deep Processing Co., Ltd., dated August 3, 2016. Incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q filed with the Commission on January 27, 2017.
10.38	Orchard Lease Contract by and between Yidu Sichang Joint Citrus Cooperatives and Hetetang Agricultural Plantations (Yidu) Co., Ltd., dated August 15, 2016. Incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q filed with the Commission on January 27, 2017.
10.39	Form of Securities Purchase Agreement, dated April 12, 2017. Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on April 13, 2017.
10.40	Form of Warrant, dated April 12, 2017. Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the Commission on April 13, 2017.
16.1	Letter from Wei Wei & Co., Ltd to SEC, dated September 23, 2016. Incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K filed with the Commission on September 23, 2016.
16.2	Letter from Armanino LLP to the SEC dated April 13, 2016. Incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K filed with the Commission on April 15, 2016.
21.1	Description of Subsidiaries of the Registrant*
23.1	Consent of Independent Registered Public Accounting Firm.*
23.2	Consent of Garvey Schubert Barer (included in Exhibit 5.1).*
24.1	Power of Attorney (included in signature page).*

*    Filed herewith